Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH
(I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PURCHASE AND SALE AGREEMENT (GOLD) OMF Fund II (SO) Ltd. as P u rchaser - and - Blyvoor Gold Capital ( Pty ) Ltd as Seller EXECUTION VERSION

TABLE OF CONTENTS Page ARTICLE I INTERPRETATION 4 I . I I .2 1.3 I .4 1.5 1.6 Definitions 4 Certain Rules of Interpretation 24 Accounting Principles 26 No Subordination 26 This Agreement to Govern 26 Schedules 26 ARTICLE 2 PURCHASE AND SALE 27 2 . I 2 . 2 2 . 3 2 . 4 2 . 5 2 . 6 2 . 7 Purchase and Sale of Refined Gold 27 Product Specifications 27 Delivery Obligations 27 Delivery Notifications and Invoicing 28 Gold Purchase Price 29 Pay n 1 ent for Refined Gold 30 Currency and Method of Payments 30 ARTICLE 3 PREPAYMENT 30 3.1 3.2 3 .3 Payment and Use 30 Conditions Precedent to the Prepayment Amount in Favour of the Purchaser 31 Satisfaction of Conditions Precedent 3 5 ARTICLE 4 TERM 36 4.I 4.2 Term 36 Survival 36 ARTICLE 5 REPORTING; BOOKS AND RECORDS; INSPECTIONS 36 1. Geological and Engineering Reports 36 2. Construction, Operation and Production Reports 36 3. Financial Reports 37 4. Other Reports 3 7 5. Copies of Project Documents and other information 37 6. Notice of Commercial Production and Completion 37 7. Notice of Adverse Impact 37 8. Provision of Reports 39 9. Books and Records 39 10. Inspections 40 ARTICLE 6 COVENANTS 40 6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 Conduct of Operations 40 Processing ; Commingling 42 Certain Corporate Standards 43 Preservation of Corporate Existence ; Location of Assets 43 Maintenance of Property ; Encumbrances 44 Insurance 46 Certain Negative Covenants 47 Abandonment 49

i i L_LIVE_EMEA1 : 39919175v l 7 TABLE OF CONTENTS ( continued) Page 6.9 Confidentiality 49 ARTICLE 7 TRANSFERS OF INTERESTS 51 7. I 7 .2 Prohibition on Transfers and Change of Control. 51 Permitted Change of Control 51 ARTICLE 8 NOT USED 52 ARTICLE 9 SECURITY 52 9.1 9.2 9.3 9.4 9.5 9.6 9 . 7 Security 52 Additional Security from new shareholder 53 Further Assurances - Security 53 Security Effective Notwithstanding Date of Prepayment Amount . 53 No Merger 54 Release of Security 54 Stockpiling 54 ARTICLE 10 REPRESENTATIONS AND WARRANTIES 55 I 0.1 10.2 10.3 1 0 . 4 Representations and Warranties of the Seller 55 Representations and Warranties of the Purchaser 55 Survival of Representations and Warranties 55 Knowledge 55 ARTICLE 1 1 SELLER EVENTS OF DEFAULT 56 1 1 . I 1 1.2 Events of Default 56 Remedies 60 ARTICLE I 2 PURCHASER EVENTS OF DEFAULT 61 12 . I 12.2 Events of Default 61 Remedies 61 ARTICLE 13 TAXES 62 13.1 Taxes 62 ARTICLE 14 INDEMNITIES 64 14.1 14.2 Indemnity of the Seller 64 Non - Party Indemnified Persons 64 ARTICLE I S NOT USED 64 ARTICLE 16 GENERAL 64 16 . I 16.2 16.3 16.4 16.5 Disputes and Arbitration 64 Further Assurances 67 No Joint Venture 67 Governing Law and Jurisdiction 67 Notices 67

iii L_LIVE_EMEA1 : 39919175v l7 TABLE OF CONTENTS (continued) Page 16 . 6 1 6 . 7 16 . 8 16 . 9 16 . 10 16 . l l 1 6 . 12 1 6 . 13 16 . 14 16 . 15 16 . 16 Press Releases 68 Amendments 68 Beneficiaries 68 Entire Agreement 69 Waivers 69 Assignment 69 Severability 70 Costs and Expenses 70 Overdue Payments 70 Set - Off 70 Counterparts 70 0

/ 4 L_LIVE_EMEA I :399I9I 75v17 THIS PURCHASE AND SALE AGREEMENT dated BETWEEN: OMF Fund II ( SO ) Ltd., a corporation existing under the laws of the Cayman Islands ( the "Purchaser" ) - and - Blyvoor Gold Capital (Pty) Ltd, a corporation existing under the laws of the Republic of South Africa ( the "Seller" ) WITNESSES THAT: WHEREAS the Seller is the lawful holder end/or user and/or occupier and/or registered holder ( as the case may be ) of the Project Real Property, and is cutTently developing the Project ; AND WHEREAS the Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, Refined Gold, subject to and in accordance with the terms and conditions of this Agreement ; NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows : ARTICLE l INTERPRETATION 1.l Definitions In this Agreement, including in the recitals and schedules hereto: "Abandonment Property" has the meaning given to it in Section 6.8. "Acquisition" means, with respect to any Person, any purchase or other acquisition by suclt Person, regardless of how accomplished or effected ( including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other fonn of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (i) any other Person (including any purchase or acquisition of such number of the i sued and outstanding securities of, or such portion of an equity interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates ) or of ell or substantially all of the property of any other Person, or ( ii) any division, business, project, operation or undertaking of any other Person or of all or substantially all of the property of any division, business, project, operation or undertaking of any other Person . "Affiliate" means ( i ) with respect to any juristic person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person, ( ii ) with respect to any trust, any trustee or beneficiary of such trust, or any spouse, parent, legal guardian, child ( whether step - child, biological or adopted child) or sibling of any such trustee or beneficiary and ( iii ) with respect to any natural person, (a) any spouse, parent, legal guardian, child (whether step - child, biological or adopted child) or sibling of such natural person, (b) any trust where such natural Person or any of the persons listed under ( iii ) ( a ) is a trustee or a beneficiary of such trust and

5 L_LIVE_EMEA l :39919175v l 7 ( c ) any company where such natural Person or any of the persons listed under ( iii )( a ) is a shareholder or a director of such company ; "Agency Agreement" means the Agency Agreement entered into between the Seller and Benoryn, dated 23 October 2015 , in connection with the Project ; "Agreement" means this purchase and sale agreement and all attached schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof . "An n ual Co m pliance Certificate" means a certificate signed by an authorized senior officer of each of the Seller certifying that as of the date of such certificate : ( a ) each of the Seller Group Members has complied in all material respects with its covenants and obligations under this Agreement and the other Stream Documents to which it is a party ; (b) each of the Seller Group Members has complied with its obligations under Section 6. 1 (g) ; ( c ) no Seller Event of Default has occurred and is continuing, and no event which with notice or lapse of time or both would become a Seller Event of Default has occurred and is continuing ; and ( d) no Material Adverse Effect has occurred and is continuing, in each case, except as specified in such certificate, together with all material information relating to such exception, including, if applicable, any action which the Seller Group Members have taken or propose to take with respect thereto . "Anti - Corruption Laws" means the Prevention and Combating of Corrupt Activities Act, No . 12 of 2004 , the United Kingdom Bribery Act 2010 , and the United States Foreign Corrupt Practices Act of 1977 (which shall each be deemed, for the purposes of this Agreement, to apply to each Seller Group Member as if it was subject to such laws in all respects ) and all other laws, rules, and regulations of any jurisdiction applicable to the Seller or any Guarantor from time to time concerning or relating to bribery or corruption . "Anti - Corruption Policy" means the anti - bribery and anti - corruption policy of the Seller Group Members adopted by the board of directors of each Seller Group Member with effect on and as from the date of this Agreement, as the same may be amended, revised, supplemented or replaced from time to time in accordance with Section 6 . 3 . "Anti - Money Laundering Laws" means the Prevention of Organised Crime Act, No . 121 of 1998 , the Financial Intelligence Centre Act, No . 38 of 2001 and the Protection of Constitutional Democracy Against Terrorist and Related Activities Act, No . 33 of 2004 , and other applicable anti - money laundering, anti - terrorist financing, government sanction and "know your client" Applicable Laws, whether within the Republic of South Africa or, to the extent applicable to a Seller Group Member, elsewhere, including any regulations, guidelines or orders thereunder . "Applicable Law" means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or

6 L _LIVE_EMEA l :399l9 l 75v17 requirements of stock exchanges and any consent, decree or administrative Order), or Licence of a Governmental Body, in each case to the extent applicable to and legally binding upon or having the force of law over any specified Person, property, transaction or event, or any of such Person's property or assets . "Arbitration Rules" has the meaning given to it in Section 16 . 1 . "Benoryn" means Benoryn Investment Holdings Proprietary Limited, a company registered in accordance with the laws of the Republic of South Africa under registration number 199 2 / 00739 6 / 07 whose registered office is at 9 5 th Street, Houghton Estate, Gauteng, 2198 , South Africa . "Blyvoor Gold" means Blyvoor Gold Proprietary Limited, a company registered in accordance with the laws of the Republic of South Africa under registration number 20 1 5 112216 4 / 07 whose registered office is at 9 5 th Street, Houghton Estate, Gauteng, 2198 , South Africa . ( "Blyvoor Operations" means Blyvoor Gold Operations Proprietary Limited, a company registered in accordance with the laws of the Republic of South Africa under registration number 201 5 / 25275 9 / 07 whose registered office is at 9 5 th Street, Houghton Estate, Gauteng, 2198 , South Africa . "Blyvoor Resources" means Blyvoor Gold Resources Proprietary Limited, a company registered in accordance with the laws of the Republic of South Africa under registration number 201 6 / 35708 4 / 07 whose registered office is at 9 5 th Street, Houghton Estate, Gauteng, 2198 , South Africa . "Board" means the board of directors of the Seller . "Bridge Loan Agreement" means the term facility agreement entered into, or to be entered into, between the Seller ( as borrower ) and the Subscriber ( as lender ) on or about the date of this Agreement in relation to a secured $ 5 , 000 , 000 term facility . "Business" means the business of the Seller as set forth in the Mine Plan, being developing, constructin g , owning, operating, and extracting mineral resources from, the Mine (including the ownership of all assets and possession of Licences and rights (including the Mining Right) required for, such business) . 0 "Business Day" means any day, other than (i) a Saturday, Sunday or statutory holiday in any one of Johannesburg, Republic of South Africa, New York City, New York, Hamilton, Bermuda or London, England, or (ii) a day on which banks are generally closed in any one of those cities . " Cession in Sec u rity" means the cession in security agreement amongst the Security Agent, the Seller and the Guarantors in terms of which the Seller and the Guarantors cede in securitatem debiti the Secured Assets (as defined therein) in accordance with the terms of the agreement . " Change of Control" of a Person ( the " Subject Person" ) means the consummation of any transaction or event, including any consolidation, business combination, arrangement, amalgamation or merger or any issue, Transfer or acquisition of securities, the result of which is that any other Person (other than an Affiliate of the Subject Person) or group of other Persons (other than an Affiliate of the Subject Person ) acting jointly or in concert for purposes of such transaction or event ( l ) becomes the beneficial owners, directly or indirectly, of more than 50 % of the votes attached to the voting securities of the Subject Person or (2) otherwise acquires Control, directly or indirectly and including by acting with a group of other Persons, of the Subject Person, including through the occupation of a majority of the seats ( other than the vacant seats ) on the board of the Subject Person by individuals who were neither ( i ) nominated by the conducted in accordance with the wishes of the latter person, and the latter Person shall be deemed to so 7 L_LIVE_EMEA1:39919175v l7 board of the Subject Person nor ( ii ) appointed, approved or endorsed by members of the board of the Subject Person . "COF Agreement" means the cost overrun facility agreement to be entered into between the Seller and FirstRand Bank Limited, acting through its RMB Private Bank division in respect of the Project pursuant to the term sheet between such parties dated 1 1 July 2018 , or such other cost overrun facility agreement between the Seller and another lender (which the Purchaser, acting reasonably, is satisfied has the necessary financial resources to provide such cost overrun facility and perfonn its obligations under such cost overrun facility agreement) on substantially similar tenns . c "Collateral" means the Project Property, 100 % of the share capital of the Seller, 76 % of the share capital of Blyvoor Resources ( being that share capital owned by or on behalf of Blyvoor Gold) and any presently held and future acquired undertaking, property and assets of the Seller, including but not limited to all Project Real Property, tangible and intangible real and personal property and assets, including accounts, receivables, instruments, chattel paper, cash, cash equivalents, deposit accounts, certificates of deposit, evidence of indebtedness owing to the Seller of any kind or description including all shares, equity interest, investment property, loans or advances made to any Seller Group Member, provided that "Collateral" will only include ( i ) the Tailings Facilities to the extent that such Tailings Facilities have been Transferred to the Seller from time to time and (ii) Tailings from the Project to the extent deposited at the Tailings Facilities after the date of this Agreement . "Commingling Plan" has the meaning set out in Section 6 . 2 (b) . "Companies Act" means the Companies Act, No . 71 of 2008 of the Republic of South Africa, together with the Companies Regulations 2011 , promulgated thereunder . "Completion Date" means the first day following the final Outturn in respect of a consecutive three month period in which the aggregate of the Outturns for this consecutive three month period : (a) equals or exceeds the amount of planned Refined Gold production for the corresponding three month period in the Mine Plan; and (b) is equal to or greater than 21,000 oz ( twenty one thousand ounces). "Confidential Information" has the meaning set out in Section 6 . 9 ( a ) . "Consolidation Order" has the meaning given to it in Section 16 . l ( b )( i ) . "Construction Budget" means the detailed ZAR 870 , 700 , 000 budget for the construction of the Project, as set forth at Schedule A, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement . "Contract" means any agreement, contract, lease, licence or mineral claim, and includes, without limitation, ( i ) any unilateral instrument such as a mortgage, deed of trust, debenture, note or indenture, provided the same creates a legally valid and binding contractual obligation of the grantor thereunder, enforceable by the grantee in accordance with its terms and ( ii ) any agreements, contracts, licences, servitudes, easements or mineral claims . "Control" means, without limiting the generality of the term, in relation to a juristic Person the ability of another person, directly or indirectly, to ensure that the activities and business of that juristic Person are

"Designated Metal Percentage" means: 8 L_LIVE_EMEA1 : 39919175v l7 control the juristic Person if the latter Person owns, directly or indirectly, the majority of the issued shares, members' interest or equivalent equity, and/or holds, directly or indirectly, the majority of the voting rights in the juristic person, or the latter Person has the right to receive the majority of the income of that juristic Person on any distribution by it of all of its income or the majority of its assets on a winding - up, and/or holds the right, through shareholding or otherwise, to control the composition of the board of directors of the company (including by holding the right, directly or indirectly, to appoint or remove a majority of the directors ), and Controlling, Controlled, Controlled by and under common Control with shall be construed accordingly . " Credit Agreement" means the credit agreement the JDC as lender and the Seller, as borrower, providing for the Credit Facility . c "Credit Facility" means the senior secured loan facility provided for by the Credit Agreement up to R I J O 000 000 for the construction and operation of the Project. " Date of Delivery" has the meaning set out in Section 2.3(b). "Debt" means any indebtedness for or in respect of: ( a ) moneys borrowed or otherwise owed; (b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent; ( c ) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, Joan stock or any similar instrument; ( d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease; ( e ) receivables sold or discounted (other than any receivables to the extent they are sold on a non - recourse basis ) ; (f) any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing ; (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close - out of that derivative transaction, that amount) shall be taken into account) ; (h) any counter - indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution ; and ( i ) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs ( a ) to (h).

the conditions in paragraph ( a ) above pursuant to an instrument in writing executed and 9 L_LIVE_EMEA1:39919175v l 7 ( i ) until 300,000 (inclusive) ounces of Refined Gold have been delivered to the Purchaser under this Agreement : (b) in respect of each Outturn in a given calendar year until at least 16 , 000 ounces of Refined Gold have been delivered to the Purchaser under this Agreement in such calendar year, I 0% ; and ( c ) thereafter, 5 % in respect of each subsequent Outturn in that calendar year; and (ii) for each subsequent Outturn after 300 , 000 ounces (inclusive) of Refined Gold have been delivered to the Purchaser under this Agreement until 10 , 320 , 000 (inclusive) ounces of Refined Gold have been produced from the Mine by the Seller or on its behalf : ( (a) in respect of each Outturn if in a given calendar year until at least I 00 , 000 ounces of Refined Gold have been produced by the Seller or on its behalf in such calendar year, 0 . 5% ; or (b) thereafte r , 0 % in respect of each subsequent Outturn in that calendar yea r . "DMR" means the South African Department of Mineral Resources . "Due Diligence" has the meaning given to it in Schedule D . "EA" means the environmental management programme approved by the Department of Mineral Resources ) for the Mining Right on 20 August 2001 as may be amplified and/or amended from time to tim e . "Early Termination Amount" means the greater o f : ( a ) an amount equal to the NPV of the Remaining Stream; and (b) an amount equal to the Uncredited Balance PLUS the aggregate amount ( which may not be less than zero ) that would need to be paid to the Purchaser to yield, after taking into account the timing of the payments and delive r i es of Refined Gold under this Agreement and the value of such Refined Gold, an internal rate of return of 2 0 % on the Prepayment Amount, provided in each case that such calculation shall be made effective as of the date of payment of the Early Termination Amount. " Eligible Transferee" means either: ( a ) a Person that has sufficient financial resources and technical and operational capability to continue the development and operation of the Project in a manner that provides reasonable assurance that the Project will be developed and operated in a commercially reasonable manner and in accordance with the Key Transaction Documents, all Applicable Laws and Project Authorizations and otherwise in accordance with this Agreement ; or (b) a Person whose obligations are fully and unconditionally guaranteed by a Person meeting reasonably detailed and accurate description ( from the relevant information being disclosed in Part I of IO L_LIVE_EMEA I:39919l 75v l 7 delivered by such Person in favour of the Purchaser ( in form and substance satisfactory to the Purchaser, acting reasonably). "Encumbrance" means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre - emption, suretyship, cession in security, assignment, notarial bond, encumbrance, pledge, right of first refusal or any other security interest, agreement or arrangement of any kind, or any agreement, arrangement or understanding ( whether or not subject to any suspensive, resolutive or other condition ) to create any of the above, and "Encumbrances'', "Encumbrancer" and "Encu m bered" shall have corresponding meanings . 0 "Environmental Laws" means all Applicable Laws (including general remedies under the common law or civil code), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions whose purpose is ( i ) to protect, or prevent pollution of, or to remedy damage to, the Environment, ( ii ) to protect or prevent or compensate harm to human health and safety, ( iii ) to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or (iv) to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances . This includes all by - laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder for such purposes to the extent that the same have force of law . "EPC Agreement" means the engineering, procurement and construction contract dated 13 August 2018 entered into by the Seller and Benoryn to provide, inter alia, for the development, design, procurement, construction and commissioning of the Process Plant . "Equator Principles" means those principles so entitled and described in "The 'Equator Principles' - A financial industry benchmark for determining, assessing and managing social and environmental risk in projects" dated June 2013 , as amended, supplemented or replaced from time to time . "Equity Investment" means the subscription by the Purchaser for common shares of the Seller pursuant to the Subscription Agreement . "Eskom Agreement" means the agreement concluded between the Seller and EHL Engineering Services ( Pty ) Ltd on or about 25 April 2018 in term of which, inter alia, EHL Engineering Services ( Pty ) Ltd will design, install and construct a 132 KV bulk point of supply at Eskom's Doomfontein substation, with two 20 M V A transformers to supply power to the Project . "Eskom Payment" means payments by the Seller to EHL Engineering Services ( Pty ) Ltd under and in accordance with the Eskom Agreement . "Exchange Control" means the Financial Surveillance Department of the South African Reserve Bank responsible for the administration of exchange control on behalf of the Minister of Finance or an officer of Treasury who, by virtue of the division of work in Treasury, deals with the matter on the authority of the Minister of Finance . "Exchange Control Regulations" means the South African Exchange Control Regulations, 1961 , as amended (including any applicable directive and rulings of Exchange Control and National Treasury of South Africa ) . "Excluded Taxes" has the meaning set out in Section 13 . l (d) . " Fairly Disclosed" means, in relation to any matter disclosed, disclosed in sufficient detail to provide a determined by reference to the price of Refined Gold in the manner endorsed by the World Gold Council, 11 L_LIVE_EMEA l :39919 l 75v l 7 Schedule F ( in respect of Section l O . l ) and in Part 2 of Schedule F ( in respect of Section 3 . 2 ) and not from other sources, other than from the content of other documents expressly referred to in Part l of Schedule F ( in respect of Section IO . I ) and in Part 2 of Schedule F ( in respect of Section 3 . 2 ) and provided to the Purchaser prior to the date of this Agreement as part of the Due Diligence) of the matter concerned . "Fixed Gold Price" means $ 572 . 00 per ounce . "Funding Shortfall" means the amount, if any, by which : ( a ) the sum of Project Costs required to achieve the Completion Date ( as set out in the then current Construction Budget ) which are incurred but unpaid or which are forecast to be incurred (as set out in the then current Construction Budget) ; exceeds ( (b) the sum of (without double - counting): ( i ) amounts standing to the credit of any bank account of the Seller and available for withdrawal; ( ii ) the Prepayment Amount (except to the extent that such Prepayment Amount has been paid further to Section 3 . 1 ( d ) ); ( iii ) amounts available for drawing under the Credit Agreement ( and in calculating this any amounts that are not available for drawing due to any default or equivalent under the Credit Agreement or any other failure to satisfy conditions precedent to the drawing of such amounts will be disregarded) ; (iv) amounts available for drawing under the COF Agreement ( and in calculating this any amounts that are not available for drawing due to any default or equivalent under the COF Agreement or any other failure to satisfy conditions precedent to the drawing of such amounts will be disregarded) ; and (v) any other amounts which the Seller and the Purchaser agree are available to be applied towards Project Costs required to achieve the Completion Date ( as set out in the then current Construction Budget), and if there is no such excess then there is not a Funding Shortfall . "General Notarial Bond" means the general notarial continuing covering bond over all movable assets of the Seller, owned now or in the future, to be granted and executed by the Seller in favour of the Security Agent to secure the Seller's indebtedness to the Security Agent and registered in the relevant Deeds Registries Office in terms of the Deeds Registries Act No . 47 of 1937 . "Gold Market Price" means, with respect to any day, the afternoon per ounce LBMA Gold Price in U . S . dollars quoted by the London Bullion Market Association ( in partnership with ICE Benchmark Administration as at the date of this Agreement) for Refined Gold on such day or, if such day is not a trading day, the immediately preceding trading day ; provided that ( i ) if the LBMA Gold Price is no longer quoted by the London Bullion Market Association, the Gold Market Price shall be determined by reference to the price of Refined Gold in the manner endorsed by the London Bullion Market Association, or (ii) if the London Bullion Market Association ceases to be in operation, the Gold Market Price shall be

12 L_LIVE_EMEA1:39919175v l7 failing which the Gold Market Price will be determined by reference to the price of Refined Gold on a commodity exchange mutually acceptable to the Seller and the Purchaser, each acting reasonably . "Gold Purchase Price" has the meaning set out in Section 2 . 5 . "Good Industry Practice" means, in relation to any decision or undertaking, the exercise of a degree of diligence, skill, care and prudence which would reasonably be expected to be observed by skilled and experienced professionals in the South African or international mining industry ( whichever standard is higher ) engaged in the same type of undertaking under the same or similar circumstances . "Governmental Body" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body ( whether administrative, legislative, executive or otherwise ), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority having jurisdiction with respect to any specified Person, including any securities regulatory authorities or stock exchange, or any quasi - governmental or private body exercising regulatory or other governmental or quasi - government authority or function . "Guarantee" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, letter of credit, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed ( otherwise than for collection or deposit in the ordinary course of business ) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation ( whether in the form of loans, advances, stock purchases, capital contributions or otherwise ), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation ( including keep - well covenants), or to make payment for any products, materials or supplies or for any transportation or services regardless of the non - delivery or non furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the lender of such obligation will be protected against loss in respect thereof . The amount of any guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of any Guarantor shall have been specifically limited . "Guarantee Release Date" has the meaning given to it in Section 9 . 1 (b) "Guarantor" means any of Blyvoor Gold and Blyvoor Resources and any other Person that is required to provide a Guarantee from time to time further to Sections 7 . 2 (b) or 9 . 2 . "Hedging Transaction" means any transaction which is ( i ) a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, forward commodity transaction, credit derivative transaction, repurchase or reverse repurchase transaction, securities lending transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross - currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of these transactions ) or (ii) any combination of these transactions . "IDC" means the Industrial Development Corporation of South Africa .

13 L_LIVE_EMEA1:39919175v l7 "IFC Standards" means, collectively, the International Finance Corporation's Performance Standards on Social and Environmental Sustainability dated 1 January 2012 and its Environmental Health and Safety (EHS) Guidelines, each as amended, supplemented or replaced from time to time ; "IFRS" means the International Financial Reporting Standards formulated by the International Accounting Standards Board for the preparation of financial statements, together with any authoritative interpretations issued by the International Financial Reporting Interpretations Committee, in each case as updated and amended from time to time . " Independent Engineer" means an internationally recognized mine engineering firm which has an office in Johannesburg, South Africa nominated by the Purchaser (following consultation with the Seller) acting reasonably . " Intercreditor Agreement" means an intercreditor agreement between, inter alios, the Purchaser and IDC as lender under the Credit Agreement . "Investment" means, with respect to any Person, the making by such Person of ( i ) any direct or indirect investment in or purchase or other acquisition of the securities of or an equity interest in any other Person, ( ii ) any loan or advance to, or arrangement for the purpose of providing funds or credit to ( excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), any other Person, or ( iii ) any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other Person ; provided that, for greater certainty, an Acquisition shall not be treated as an Investmen t . "Key Individ uals" means Peter Skeat, Richard Floyd and Alan Smith . "Key Transaction Documents" means, collectively, the Subscription Agreement, the Shareholders Agreement, the Bridge Loan Agreement, the Tailings Direct Agreement(s), this Agreement, the Credit Agreement, the Intercreditor Agreement, the Subordination Agreement and the Offtake Agreement . "LBMA" means the London Bullion Market Association . "Licence" means any authorization, approval, consent, concession, exemption, licence, lease, grant, permit, franchise, right, privilege or no - action letter from any Governmental Body having jurisdiction with respect to any specified person, property, transaction or event, or with respect to any of such Person's property or business and affairs (including any zoning approval, mining permit, development permit or building permit ) or from any Person in connection with any easements, contractual rights or other matters . " Liquidity Event" has the meaning given to it in the Shareholders Agreement . "Loss" or "Losses" means any loss of whatever description including, but not limited to, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities ( including contingent liabilities ), Truces, compensation (including compensation paid or payable to any employee ), expenses and fees ( including reasonable fees and expenses of attorneys, counsel, accountants, consultants and experts arising out of actions, applications, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, interdicts, judgements, orders (including for specific performance ), decrees, directives, rulings, liens and obligations), in each case excluding all special, exemplary and punitive damages . "Material Adverse Effect" means ( i ) any Loss incurred or suffered by the Seller Group Member(s) exceeding $ 5 , 000 , 000 , in the aggregate, or (ii) any effect that, when taken individually or together with

14 L - LIV E - EMEA I : 39919175v l7 all other events, occurrences, changes or effects has, or could reasonably be expected to have, a "material adverse effect" o n : ( a ) the operations, results of operations, business, affairs, properties, assets, prospects, liabilities and obligations ( contingent or otherwise ), capitalization or condition ( financial or otherwise) of (A) the Seller or ( B ) any Seller Group Member ; (b) the Project, including (A) the ability of the Seller to develop or operate the Project substantially in accordance with the Mine Plan in effect at the time of the occurrence of the relevant change, event, occurrence, circumstance, fact or effect, or (B) any significant decrease to expected gold production from the Project based on the Mine Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect ; ( c ) the ability of any Seller Group Member to perform its obligations under any Key Transaction Document or Stream Document to which it is a party, or perform its obligations or exercise its rights under the EPC Agreement or Tailings Access Agreement, but only for so long as the Purchaser ( as at the date of this Agreement ), the Subscriber or any of their respective Affiliates remains a party under any of the Key Transaction Documents or Stream Documents ; (d) the validity or enforceability of any of, or the effectiveness or ranking of, any Security granted or purporting to be granted pursuant to any of, the Key Transaction Documents or Stream Documents, but ( in relation to the Stream Documents ) only for so long as the Purchaser ( as at the date of this Agreement) remains a party under any of the Stream Documents ; or (e) the rights and remedies of the Purchaser or the Subscriber (or any of their respective Affiliates ) under any of the Key Transaction Documents or Stream Documents, but only for so long as Purchaser ( as at the date of this Agreement), the Subscriber or any of their respective Affiliates remains a party under any of the Transaction Documents or Stream Documents . For the purposes of paragraphs ( a ) and (b) of the foregoing, an adverse effect shall be deemed to be material and constitute a 'Material Adverse Effect' where an independent professional, reasonably skilled and experienced in the South African mining industry, could reasonably conclude that the effect in question has or could result in a reasonably significant negative impact on any Seller Group Member or the Project . "Material Contracts" means the Contracts listed in Appendix 4 to Schedule D and any other Contract ( other than Stream Documents and other Key Transaction Documents ) to which the Seller or any Guarantor is a party ( i ) involving aggregate (x) future expenditure exceeding $ 7 , 000 , 000 ( seven million United States Dollars) or (y) revenue of more than $ 7 , 000 , 000 ( seven million United States Dollars ), in each case in any 12 (twelve) month period or (ii) the loss or termination of which could reasonably be expected to result in a Material Adverse Effect . "Material Project Authorization" means any Project Authorization, the breach, loss or termination of which would be, or could reasonably be expected to be, material to the development of the Project or the commencement and ongoing operation of commercial production (including commercial production transactions) . "Mine Plan" means the development or mine plan, as applicable, for the Project, as approved by the board of directors of the Seller and the DMR where required, as the same may be amended, revised,

15 L_LIVE_EMEA1:39919175v l7 supplemented or replaced from time to time in accordance with the terms of this Agreement and the Applicable Laws . As of the date hereof the Mine Plan is the mine plan provided for in the Technical Report . "Minerals" means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from or pursuant to the Project Real Property, including ( i ) any such material derived from any processing or reprocessing of any Tailings, waste rock or other waste products originally derived from the Project Real Property after the date of this Agreement, and (ii) ore, concentrate and dore and any other products resulting from the further milling, processing or other beneficiation of Minerals . "Mining Areas" shall bear the meaning ascribed thereto in section 1 of the MPRDA in respect of the Mining Right, including the areas outlined in green and in yellow on the first and second maps ( respectively ) set out in Schedule G . "Mining Real Property" means all usufruct rights and/or access or services servitudes over immovable properties, or portions of immovable properties, in the Mining Areas which are or may be accessed, used, required an d / or occupied for the purposes of the Project (including those usufructs and servitudes over the Usufruct and Servitude Properties ), the Mining Right, the Seller's rights under and in connection with each of the Tailings Access Agreement and, once executed, the Tailings Direct Agreement(s), all real property interests, mineral claims, mineral leases and other mineral rights, concessions and interests, and all surface access rights relating to the Project, but specifically excluding the property located at No . 9 , 5 th Street, Houghton Estates, Gauteng Province, South Africa . "Mining Right" means the Converted Mining Right (Department of Mineral Resources Reference No .: GP 3 0 / 5 / 1 / 2 / 2 / 143 MR) converted in terms of Item 7 of Schedule II to the MPRDA, registered in the Mineral and Petroleum Titles Registration Office under MPT No . 2 1 / 2017 and ceded to the Seller in terms of a deed of cession of the Mining Right registered in the Mineral and Petroleum Titles Registration Office under MPT No . 17 / 20 1 7 , as supplemented, amended or replaced from time to time . "Monthly Construction Report" means a written report prepared by or on behalf of the Seller in relation to the immediately preceding calendar month, which report shall include all material information pertaining to the development or construction of the Project, including the following information for such month : (a) a review of the permitting, development or construction activities for the month and a report on any material issues, departures from, or contemplated or potential changes to the Mine Plan, as applicable ; (b) a summary of the actual Project Costs incurred on a cumulative and monthly basis (including costs committed to and/or actually funded, and, if applicable, the expected time of funding) ; ( c) variances of actual Project Costs from projected Project Costs in the Mine Plan; ( d) the percentage completion of the major elements of construction compared to the Mine Plan; ( e ) project schedule showing critical path;

16 L - LIV E - EMEA1:39919175v l7 (f) construction S - curves for overall project and by task (engineering, procurement and construction); and (g) the anticipated Completion Date; ( h ) details of any material health or safety violations and/or material violations of any Applicable Laws, or any non - compliance with the Anti - Corruption Policy; and ( i ) safety statistics. c "Mortgage Bond" means the continuing covering mortgage bond over the Mining Right to be granted and executed by the Seller in favour of the Security Agent to secure the Seller's indebtedness to the Security Agent and registered in the Mining Titles Office in tenns of the Mining Titles Registration Act No . 16 of l 967 . "MPRDA" means the Mineral and Petroleum Resources Development Act, No. 28 of 2002. "National Instrument 43 - 101 " means National Instrument 43 - 101 - Standards of Disclosure for Mineral Projects of the Canadian securities administrators or any successor instrument, rule or policy . "Net Proceeds" means, with respect to the receipt of proceeds under Section 6 . 6 (b), the aggregate amount received by the Seller ( i ) less the fees, costs and other out - of - pocket expenses ( as evidenced by supporting documentation provided to the Purchaser upon request ) incurred or paid to a third party by the Seller in connection with the claim giving rise to such proceeds and ( ii ) the amount of deductibles absorbed by the Seller in relation to the event or series of events to which such claim relates, without deduction for any insurance premiums or similar payments . "NPV Criteria" means a calculation by the Purchaser of net present value based on ( i ) the calculation methodology contained in the Technical Report, ( ii ) the future production set forth in the then current Mine Plan, and ( iii ) published Selected Commodity Analysts consensus annual future prices for gol d . For the purpose of the foregoing, "Selected Commodity Analysts" means the respective division, group or entity of each of the following, which is responsible for forecasting metal prices for gold : Bank of America Merrill Lynch, BMO Capital Markets, CIBC World Markets, Credit Suisse, GMP Securities, Morgan Stanley, RBC Capital Markets, Scotia Capital, TD Securities and UBS Securities, provided that any of the foregoing that has not published forecasts for the applicable metal (s) prior to end of the last calendar quarter shall be excluded with respect to such metal (s) and the foregoing list may be updated by the Parties, acting reasonably, in writing from time to time in order to remove and replace any institution that ceases to publish the relevant infonnation . Where such tenn is used herein, the reference to consensus prices shall be determined based on the most recent forecast published by such persons . "NPV of the Remaining Stream" means the net present value of the Purchaser's rights under this Agreement based on the NPV Criteria and applying a discount rate of 8% . "OFAC" means The Office of Foreign Assets Control of the US Department of the Treasury . "Offtake Agreement" means the offtake agreement between the Seller and the Purchaser in connection with the Project . "Order" means, in respect of any Person, any order, directive, decree, judgment, ruling, award, injunction or direction of any Governmental Body or other decision - making authority of competent jurisdiction which is legally binding on such Person .

17 L - LIV E - EMEA1:39919175v l7 "Other Minerals" means any and all marketable metal bearing material in whatever form or state (including ore ) that is mined, produced, extracted or otherwise recovered from any location that is not within the Project Real Property . "Other Rights" means, to the extent not included in Licences, all licences, approvals, authorizations, consents, rights ( including surface rights, access rights and rights of way), privileges, concessions or franchises issued by or obtained from or which are or required to be issued by or obtained from any Person not a Related Party to any Seller Group Member (other than a Governmental Body) and which are required in relation to the Project and I or the Business . "Outturn" means an outtum of Refined Gold, processed from Minerals, from a Refinery . "Parties" means the parties to this Agreement . "Permitted Asset Disposition" means, as at any particular time, a sale, transfer or other disposition : ( i ) of tangible personal property that is no longer required in the conduct of the business of the Seller and any Guarantors or is being replaced by tangible personal property of equal or better quality ; (ii) of Minerals pursuant to this Agreement, the Offtake Agreement or otherwise in the ordinary course of business in compliance with the terms of this Agreement ; ( iii ) made in the ordinary course of the Seller's mining activities or mining business ; and ( iv ) of assets in exchange for other assets comparable or superior as to type, value and quality . "Permitted Debt" means any of the following : (a) all Debt owed by the Seller under a loan agreement as restructured, discharged ( in whole or in part ), waived ( in whole or in part ), assigned and/or ceded further to Section 3 . 2 (q) and fully and effectively subordinated under the Subordination Agreement ; (b) the Stream Obligations; ( c ) any Debt incurred under the Credit Agreement, provided that: ( i ) the Credit Agreement has been entered into on terms acceptable to the Purchaser; and ( ii ) the Intercreditor Agreement has been entered into by all parties thereto ; any Debt incurred in connection with any refinancing or replacement of the Credit Facility provided that the terms of such Debt are not materially more onerous to the Seller than those of the Credit Agreement and any terms of subordination of such Debt are not materially more onerous to the Purchaser and other subordinated Persons than those in respect of the Credit Facility ; ( d) ( e ) any Debt incurred under the Bridge Loan Agreement (f) any Debt incurred under the COF Agreement, provided that such Debt is fully and effectively subordinated on terms satisfactory to the Purchaser at its sole discretion; (g) any obligations under Permitted Hedging Arrangements; (h) unsecured trade payables incurred in the ordinary course of business;

18 L_LIVE_EMEA1 : 39919l 75v l 7 ( i ) unsecured debt in respect of performance, surety or completion bonds, standby letters of credit or letters of guarantee: ( i ) securing mine closure, asset retirement or environmental reclamation obligations of the Seller (or reimbursement obligations in connection therewith) to the extent required by Applicable Laws or any Governmental Body ; or ( ii ) required to be provided under any Material Contract; additional Debt in an aggregate amount at any one time outstanding not to exceed $ 7 , 000 , 000 provided that such Debt shall be unsecured and if it is owed to a Related Party then such Debt will be fully and effectively subordinated under the Subordination Agreement . ( U) "Permitted Encum brances" means, in respect of any Collateral, any of the following: ( i ) Encumbrance created in relation to any Key Transaction Document; ( ii ) any netting or set - off arrangement entered into by the Seller in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances ; ( iii ) any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by the Seller; (iv) any Encumbrance or quasi - Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Seller in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by the Seller . "Permitted Hedging Arrangements" means derivative arrangements or Hedging Transactions (other than in respect of the price of Minerals) entered into following the Completion Date which have been entered into for bona fide business purposes, and pursuant to a hedging plan and policy approved by the Purchaser in writing . "Person" means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity . "Prepayment Amount" has the meaning set out in Section 3 . l (a ) . "Prepayment Reduction Date" means the date on which the Prepayment Amount is reduced to nil in accordance with this Agreement . "Process Plant" means the treatment plant to be completed in connection with the Project, substantially as contemplated in the Mine Plan located at the No . 5 Shaft of the Blyvoor gold mine .

19 L_LIVE_EMEA1:39919175v l7 "Production Interest" means any royalty, stream, participation or production interest and related assets, or any agreements that are similar to a royalty, stream, participation or production interest agreement, in each case in respect of any Minerals . "Project" means the Blyvoor gold mine being, or to be, developed, constructed, owned and operated by the Seller, being the mining operations, the gold processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine minerals in terms of the Mining Right on the Mining Areas, including ( i ) the number 5 shaft and gold processing plant located on an area within the immovable property described as Remaining Extent of Portion 24 of the Fann Doomfontein No . 118 l . Q, Gauteng Province and shall include all associated surface and underground equipment, structures, erections and infrastructure located within such area and such other infrastructure located elsewhere in the Mining Areas which the Seller has the right to access or use for the purposes of the mining operations, and (ii) all other movable equipment related to such mine and mining operations located on the Mining Areas . ( "Project Agreements" means all Contracts of the Seller and any other Guarantor relating to : (i) the ownership, lease or use of the Project or the Project Property ; ( ii ) the development, construction and/or mining operations of the Project ; ( iii ) the sale or disposition of Minerals from the Project, including sales, royalty, streaming and off - take agreements and other similar arrangements ; access to and use of the Tailing Facilities or any other Tailings storage facility and (iv) any option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, in respect of the Project Property, or the Minerals produced or proceeds therefrom, in each case, whether entered into prior to or after the date of this Agreement . "Project Authorizations" means all Licences and Other Rights (including environmental Licences) necessary for (i) the development, construction an d / or mining operations of the Project, and/or (ii) the commencement and/or ongoing operation of commercial production transactions in relation to the Project . "Project Costs" means all capital expenditures incurred by the Seller for the purposes of the development, construction and operation of the Project, including escalation, contingencies, initial working capital, taxes, duties, expenditures for plant equipment, spares and other capital goods, inventory, capital expenditures required to maintain the Project at its design capacity ( including repairs and replacements funded by insurance proceeds ), interest during construction, financing fees and expenses and other development costs . "Project Property" means all of the property, assets, undertaking and rights in and relating to the Project, whether now owned or existing or hereafter acquired or arising, including but not limited to, Project Real Property, leases, rights of access or use, servitudes, usufructs, personal property accounts, instruments, chattel paper, deposit accounts, certificates of deposit, intangibles, goods ( including inventory, equipment and fixtures ), cash, cash equivalents, receivables, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property ; (iii) all products, proceeds ( including proceeds of proceeds ), rents and profits of the foregoing ; (iv) indebtedness owed to the Seller ; and (v) all books and records related to any of the foregoing . "Project Real Property" means all immovable properties constituting the surface areas within the Mining Areas together with any other immovable properties which are or may be accessed, used, or required and/or occupied for the purposes of the Project, including but not limited to the Mining Real Property, the Usufruct and Servitude Properties, the Tailings Facilities, and all buildings, structures, improvements, appurtenances and fixtures on the Mining Areas or attached thereto which are or may be accessed, used, required and/or occupied for the purposes of the Project (other than the property located at

2 0 L_LIVE_EMEA I :39919175v l 7 N o . 9 , 5 th Street, Houghton Estates, Gauteng Province, South Africa ), and any term extension, renewal, replacement, conversion or substitution of any of the foregoing, whether or not such ownership or interest is held continuously . "Project Schedule" means the schedule for the construction and operation of the Project, as set forth in Schedule C, as the same may be amended from time to time in accordance with this Agreement . "Purchaser Event of Default" has the meaning set out in Section 12 . 1 . "Quarterly Operation and Production Report" means a written report prepared by or on behalf of the Seller in relation to the immediately preceding fiscal quarter, which report shall include all material information pertaining to the development or operation of the Project, including the following information for such quarter : c (a) a review of the permitting, development or operation activities for the quarter and a report on any material issues, departures from, or contemplated or potential changes to the Mine Plan, as applicable ; (b) details of any material health or safety violations and/or material violations of any Applicable Laws, or any non - compliance with the Anti - Corruption Policy; ( c) safety statistics; (d) the tonnes and grade of Minerals mined during such quarter; (e) the tonnes and grade of Minerals stockpiled during such quarter ( and the total stockpile at the end of such quarter); (f) the tonnes and grade of Minerals processed during such quarter and recoveries for gold and other types of marketable minerals; (g) the number of ounces of gold Outturned by the Refinery during such quarter; (h) the estimated number of ounces of gold contained in Minerals processed as of the end of such quarter that have not yet been delivered to or Outturned by the Refinery; ( i ) the aggregate number of ounces of Refined Gold delivered to the Purchaser under this Agreement up to the end of such quarter; U) geologic reconciliation block model to run of mine processed; (k) budget vs. actual operating, development and capital costs; and {I ) such other information regarding the calculation of the amount of Refined Gold delivered to the Purchaser as the Purchaser may reasonably request. "Receiving Party" has the meaning set out in Section 6 . 9 ( a ) . "Refined Gold" means marketable metal bearing material in the form of gold bars or coins that is refined to standards meeting or exceeding 995 parts per 1 , 000 fine gold, and otherwise conforming to the London Bullion Market Association (or a successor satisfactory to the Purchaser) specifications for good delivery .

21 L_LIVE_EMEA1 : 39919l 75vl 7 "Refinery" means ( i ) RAND Refinery ( Pty ) Ltd . with registration No . 192 0 / 00659 8 / 07 ), a refinery based in the Republic of South Africa, for as long as it is recognized by the London Bullion Market Association at the relevant time as producing gold bars meeting the London Bullion Market Association (or a successor satisfactory to the Purchaser ) specifications for good delivery, (ii) any other refinery in South Africa that is recognized by the London Bullion Market Association at the relevant time as producing gold bars meeting the London Bullion Market Association (or a successor satisfactory to the Purchaser ) specifications for good delivery and chosen by the Seller from time to time provided that the Seller has given the Purchaser at least 10 Business Days' written notice of such choice, or (iii) such other refinery in the Republic of South Africa in respect of which the Purchaser has given its prior written approval, and which in each case under (i) - (iii) above is at all times permitted and able to deliver or procure the delivery of Refined Gold to the Purchaser in accordance with this Agreement . "Related Party" means, with respect to any person ( the "first named person" ), any person that does not deal at arm's length with the first named person or is an Affiliate or a direct or indirect shareholder of the first named person (each an "Affiliated Entity" ) and, in the case of the Seller Group Members includes : ( i ) any Affiliated Entity of a Seller Group Member, ( ii ) any director, officer, employee or associate of a Seller Group Member or any of its Affiliated Entities, (iii) any person that does not deal at arm's length with a Seller Group Member or any of its Affiliated Entities, and ( iv ) any person that does not deal at arm's length with, or is an associate of, a director, officer, employee or associate of a Seller Group Member or any of its Affiliated Entities . "Related Party Financial Indebtedness" means all debt owed by the Seller to, or costs incurred on behalf of the Seller by, the Related Parties of the Seller, including as at the date of this Agreement as set out in Appendix 3 to Schedule D . "Restricted Payment" means, with respect to the Seller or any Guarantor, any payment by such Person to any other Person (i) of any dividends or any other distribution on any shares of its capital or other equity interests, ( ii ) on account of (or for the purpose of setting apart any property for a sinking or other analogous fund for) the purchase, redemption, retirement or other acquisition of any shares of its capital or other equity interests or any warrants, options or rights to acquire any such shares, ( iii ) of any principal of, or interest or premium on (or of any amount in respect of a sinking or analogous fund or defeasance fund for) any Debt of such Seller or Guarantor owed to a Related Party of a Seller Group Member, or ( iv ) of any management, consulting or similar fee, or any material bonus or comparable payment, or material payment by way of gift or other gratuity, to any Related Party, unless such payment is to a director, officer or employee of the Seller or any Guarantor in that capacity and consists ofreimbursement for reasonable and ordinary course expenses related to the business of any such entity incurred by such director, officer or employee in accordance with the policies in effect governing such reimbursements . "Sanctioned Entity" means ( i ) a country or a government of a country, ( ii ) an agency of the government of a country, ( iii ) an organization directly or indirectly controlled by a country or its government, or (iv) a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by OFAC or by any Governmental Body, the U . S Departments of State or Commerce in the United States of America, Her Majesty's Treasury, the United Nations Security Council, the European Union or O F AC . "Sanctioned Person" means ( i ) any Person listed in any sanctions - related list of designated Persons maintained by any Governmental Body or (ii) a Person named on the list of Specially Designated Nationals maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT and any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Governmental Body, in each case as amended, supplemented or substituted from time to time .

2 2 L_LIVE_EMEAl :399 l9l 75v l 7 " Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Body, the U . S . Departments of State or Commerce in the United States of America, Her Majesty's Treasury, the United Nations Security Council, the European Union or O F AC, including South African Sanctions . " Sec u rity" means the Encumbrances granted in favour of the Security Agent (or another Person nominated by the Purchaser from time to time) pursuant to the Security Documents . " Security Agent" has the meaning given to it in the Intercreditor Agreement . " Security Documents" means any Mortgage Bond, any General Notarial Bond, any Special Notarial Bond, any Cession in Security, the Share Pledge Agreements and any other documents designated as such by the Security Agent from time to time . " Sec u rity Release Date" has the meaning given to it in Section 9 . 6 . " Seller Event of Default" has the meaning set out in Section 1 1 . 1 . " Seller Group Mem bers" means, collectively, the Seller and each Guarantor, and " Seller Group Member" shall mean any one of them . " Share Pledge Agreements" means the agreement pursuant to which each Guarantor pledges to the Security Agent its equity interest in ( as applicable) ( i ) the Seller or (ii) Blyvoor Resources and (iii) all other shares and/or equity interests held by a Guarantor (whether presently held or acquired in the future ) in ( as applicable) (i) the Seller or ( ii ) Blyvoor Resources in favour of the Security Agent . " Shareholders Agreement" means the Shareholders Agreement in respect of Blyvoor Resources and made between, inter alios, Blyvoor Gold and the Subscriber . " Smelter" means any smelter ( other than a smelter fonning part of the Process Plant or a smelter that is a Refinery ) that processes Minerals in the form of gold bearing concentrate into dore or other beneficiated fonn of gold suitable for delivery to a Refinery and which is chosen by the Seller from time to time with in each case the prior written approval of the Purchaser . "South African Sanctions" has the meaning given to it in paragraph 1 . 1 . 23 . 3 of Schedule D . " Special Notarial Bond" means the special notarial continuing covering bond over specified movable assets of the Seller to be granted and executed by the Seller in favour of the Security Agent to secure the Seller's indebtedness to the Security Agent and registered in the relevant Deeds Registries Office in terms of the Deeds Registries Act No . 47 of 1937 . " Stream Documents" means this Agreement, the Guarantees and each of the Security Documents, and each other agreement designated as a Stream Document by the Purchaser . " Stream Obligations" means all indebtedness, liabilities and other obligations owed to the Purchaser hereunder or under any other Stream Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising . " Subordination Agreement" means the subordination agreement between, inter alios, Benoryn (including in its role as EPC Contractor), Blyvoor Resources and Blyvoor Gold as junior creditors, IDC and the Purchaser as senior creditors, the Seller and the Security Agent .

23 L_LIVE_EMEA1:39919175v l7 " Subscriber" means Orion Mine Finance II L . P . , a limited partnership established in accordance with the laws of Bennuda whose registered office is at 22 Victoria Street, Canon's Court, Hamilton, HM 12 , Bermuda . " Subscription Agreement" means the subscription agreement dated on or about the date hereof between, inter alios, Blyvoor Resources and the Subscriber pursuant to which Blyvoor Resources agreed to issue, and the Subscriber agreed to subscribe for, the number of common shares of Blyvoor Resources set forth therein . " Subsidia ry" means, with respect to any Person, any other Person which is Controlled directly or indirectly by that Person . " Tailings" means the materials left over after the primary process of separating the valuable fraction from the uneconomical fraction of ore and excludes waste rock or other material that overlies an ore or mineral body and is displaced during mining without being processed . "Tailings Access Agreement" means the agreement to be entered into by the Seller and Blyvoor Operations to provide the Seller with access to, and use of, the Tailings Facilities for the purpose of depositing Tailings resulting from the Mine . " Tailings Direct Agreement(s)" means the agreement (s) to be entered into between the Purchaser, the Seller, the Purchaser (as defined in the Offtake Agreement), the Seller ( as defined in the Offtake Agreement), the Subscriber and Blyvoor Operations in connection with the Tailings Facilities and the Tailings Access Agreement granting certain rights to the Purchaser, the Seller, the Purchaser ( as defined in the Offtake Agreement), the Seller ( as defined in the Offtake Agreement) and the Subscriber ( and providing for certain other matters ) on tenns acceptable to the Purchaser, the Purchaser (as defined in the Offtake Agreement) and the Subscriber . " Tailings Facilities" means the Tailings disposal facilities owned by Blyvoor Operations which will be used for deposition of Tailings from the Mine, which are a facility known as Facility No . 6 , situated within the immovable property known as Remaining Extent of Portion 1 of the farm Blyvooruitzicht 1 16 IQ, measuring 500 , 4945 hectares, situated in the Merafong City Local Municipality, Gauteng Province, or such other Tailings disposal facilities as the Seller and the Purchaser may agree from time to time, and all related infrastructure and equipment . "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed with any Governmental Body in respect of any Taxes, including any schedule or attachment thereto or amendment thereof . " Taxation Authority" means any governmental or other authority, including any Governmental Body, competent to impose Tax in any jurisdiction . "Taxes" and includes all forms of taxation actually imposed, collected or assessed by, or payable to any Taxation Authority having jurisdiction over a Seller Group Member ( regardless of whether such is directly or primarily chargeable against or attributable to any Seller Group Member, and regardless of whether any Seller Group Member has, or may have any right of reimbursement ) and shall include statutory and governmental taxes, charges, imposts, duty, contributions and levies, withholdings and deductions, whenever imposed and all related penalties, charges, costs and interest whether by way of assessment or otherwise, and "Tax" shall have a corresponding meaning . "Technical Committee" has the meaning given to it in Section 6 . 1 (!) .

2 4 L_LIVE_EMEA1 : 39919 l 7 5 v l 7 "Technical Report" means the technical report titled "An Independent National Instrument 43 - 101 Technical Report on the Blyvoor Gold Min e , South Africa" with an effective date of 1 June 2018 prepared for the Seller by D van Heerden, Director, Minx . con ( Pty ) Lt d . "Term" has the meaning set out in Section 4 . 1 (a) . " Territory" means the territory of the Republic of South Africa and includes the territorial waters, the contiguous zone and the continental shelf referred to respectively in sections 4 , 5 and 8 of the Maritime Zones Act, 1994 ( Act N o . 15 of 1994 ) as defined in section 1 (1) of the VAT Act . " Third Parties" has the meaning set out in Section 6 . 9 (a)(i) . "Time of Delivery" has the meaning set out in Section 2 . 3 ( b ) . " Transfer" means to, directly or indirectly, sell, transfer, assign, convey, dispose or otherwise grant a righ t , title or interest (including expropriation or other transfer required or imposed by law or any Governmental Body ) , whether voluntary or involuntary . "Uncredited Balance" at any time means the uncredited balance of the Prepayment Amount determined in accordance with Section 2 . 5 . "Unpaid Prepayment Amount" has the meaning set out in Section 12 . l ( a ) . " Usufruct and Servitude Properties" means the immovable properties, or portions of such immovable properties, listed in Schedule B, over which Blyvoor Operations and/or the Seller holds and has been granted usufruct rights or servitudes for road access or services by the registered owner of such immovable properties . "Utility Commitment" means any water service commitments and agreements, transmission or electrical service commitments and agreements and other utility commitments and agreements including commitments or agreements to construct or provide the infrastructure, rights of way and easements necessary to provide the aforementioned utility services . "VAT" means value added tax imposed pursuant to the VAT Act . " VAT Act" means the value added tax act N o . 89 of 1991 of the Republic of South Africa . "Warranties" means the representations and warranties contained in Schedule D and " Wa rranty" shall be construed accordingly . "Water Use Licence" means the amended water use licence for the Mine dated 19 July 201 1 , under licence no .: 0 8 / C 23 E / AEFG J / 100 0 . 1 . 2 Certain Rules oflnterpretation Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires : (a) The terms "Agreement", " this Agreement " , " the Agreement'', " hereto " , "hereof ', "herein " , "hereby " , "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof .

25 L_LIVE_EMEA1:39919175v l 7 (b) References to an "Article " , " Section" or " Schedule" followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement. ( c ) Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. ( d) References to a Party in this Agreement mean the Party or its successors or permitted assigns. ( e ) Where the word "including" or "includes" is used in this Agreement, it means "including without limitation" or "includes without limitation". (f) The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. 0 (g) Words importing the singular include the plural and vice versa and words importing gender include all genders. (h) A reference to an agreement includes all schedules, exhibits and other appendices attached thereto and shall include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement . ( i ) A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time . U) Time is of the essence in the performance of the Parties' respective obligations under this Agreement. (k) In this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5 : 00 p . m . (New York City time) on the last day of the period . Whenever any payment is required to be made, action is required to be taken or period of time to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day . c ( l ) Unless specified otherwise in this Agreement, all statements or references to dollar amounts or $ amounts in this Agreement are to United States dollars. ( m ) References to an "ounce" are to a troy ounce (being equal to 31.1034768 grams). (n) References in this Agreement to an obligation of a Seller Group Member or Guarantor to do or not do anything include an obligation on the Seller to procure that such Seller Group Member or Guarantor does or does not do such thing (as applicable) . (o) A Seller Event of Default will be "continuing" until such time that it is waived by the Purchaser. An event which with notice, determination or lapse of time or any combination of them would become a Seller Event of Default will be "continuing" until

2 6 L_LIVE_EMEA I :39919175v l 7 such time that it is waived by the Purchaser or remedied to the satisfaction of the Purchaser. (p) The terms of this Agreement having been negotiated, the rule of construction that provisions are to be construed against the party drafting an agreement or part of an agreement or on whose behalf an agreement or part of an agreement was drafted shall not apply to this Agreement . 3. Accounting Principles Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with IFR S . 4. No Subordination The use of the term "Permitted Encumbrances" to describe any interests and Encumbrances permitted hereunder shall mean that they are permitted to exist (whether in priority to or subsequent in priority to the Security, as determined by Applicable Law), and shall not be interpreted as meaning that such interests and Encumbrances are entitled to priority over the Security, except as permitted or required under the Intercreditor Agreement . 5. This Agreement to Govern . If there is any inconsistency between the terms of this Agreement and the terms of the Security Documents, the provisions hereof shall prevail to the extent of the inconsistency . 6. Schedules The following schedules are attached to and form part of this Agreement : Schedule A Schedule B Schedule C Schedule D Schedule E Schedule F Schedule G Construction Budget Usufruct and Servitude Properties Project Schedule Representations and Warranties of the Seller Representations and Warranties of the Purchaser Disclosure Schedule Mining Areas

27 L_LIVE_EMEA1:39919175v l7 ARTICLE 2 PURCHASE AND SALE 2.1 Purchase and Sale of Refined Gold (a) Subject to and in accordance with the tenns of this Agreement, commencing on the date of this Agreement and until the end of the Tenn, the Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Seller, in respect of each Outtum an amount of Refined Gold equal to the Designated Metal Percentage of Refined Gold produced from such Outtum, free and clear of all Encumbrances, until the end of the Term or earlier tennination of this Agreement . (b) The amount of Refined Gold to be delivered by the Seller to the Purchaser under this Agreement shall be measured by the amount of Refined Gold which the Seller (or a Seller Group Member ) is entitled to have credited to it in each Outtu m . ( c ) The Purchaser shall not be responsible for any refining, treatment or other charges, penalties, insurance, deductions, transportation, settlement, financing, price participation charges or other charges, penalties, deductions, set - offs, Taxes or expenses pertaining to and/or in respect of the Refined Gold sold and delivered to it hereunder, all of which shall be for the account of the Seller . 2.2 Product Specifications ( a ) The Refined Gold delivered by the Seller to the Purchaser pursuant to this Agreement need not come from gold physically produced at the Project. (b) The Refined Gold to be delivered by the Seller to the Purchaser pursuant to this Agreement shall confonn in all respects with the London Bullion Market Association specifications for good delivery of gold bars under the "Good Delivery Rules" published by the LBMA from time to time or such other specifications as agreed between the Seller and the Purchaser pursuant to paragraph (c) below, and the Purchaser shall not be required to purchase any Refined Gold that does not meet such specifications . ( c ) If the London Bullion Market Association ceases to exist or ceases to publish specifications for the good delivery of gold or such specifications should no longer be internationally recognized as the basis for good delivery of gold, the Purchaser and the Seller shall promptly meet to agree on new specifications for detennining good delivery of Refined Gold . Until replacement specifications for good delivery of gold are mutually agreed on by the Purchaser and Seller, deliveries of Refined Gold by the Seller to the Purchaser under this Agreement shall confonn to the last set of specifications for good delivery of gold in effect under this Agreement immediately prior to the time such rules ceased to be published or recognized . 2.3 Delivery Obligations ( a ) The Seller shall sell and deliver to the Purchaser Refined Gold in respect of each Outtum, as determined in accordance with Section 2.1 on the date of such Outturn.

28 L_LIVE_EMEA1:399 l9l 75v l 7 (b) The Seller shall sell and deliver to the Purchaser all Refined Gold to be sold or delivered under this Agreement by way of credit ( in metal) to the respective metal account or accounts in London designated by the Purchaser, with the metal account or accounts to be specified by the Purchaser by electronic communication from time to time . Delivery of the applicable amount of Refined Gold to the Purchaser shall be deemed to have been made at the time and on the date Refined Gold are credited to the designated metal accounts of the Purchaser ( the "Time of Delivery" on the "Date of Delivery" ) . ( c ) Title to, and risk of loss of, Refined Gold shall pass from the Seller to the Purchaser at the Time of Delivery on the Date of Delivery. ( d) All costs and expenses pertaining to each delivery of Refined Gold to the Purchaser shall be borne by the Seller. c (e) The Seller hereby represents and warrants to and covenants with the Purchaser that (i) immediately prior to the Time of Delivery the Seller will be the sole legal and beneficial owner of the Refined Gold credited to the metal account(s) of the Purchaser, (ii) immediately prior to the Time of Delivery the Seller will have good, valid and marketable title to such Refined Gold, and ( iii ) at the Time of Delivery such Refined Gold will be free and clear of all Encumbrances. (f) The Seller shall use commercially reasonable endeavours to ensure that all contractual or other arrangements entered into with the Refinery shall contain provisions implementing the terms and conditions of delivery of the Refined Gold to the Purchaser set forth in this Section 2 . 3 and shall procure the written undertaking of the Refinery contractually binding the Refinery to performance in accordance with this Section 2 . 3 , such undertaking to be in fonn and substance acceptable to the Purchaser . The Seller shall promptly notify the Purchaser in writing of any dispute with the Refinery in respect of a material matter arising out of or in connection with the processing of Minerals into Refined Gold and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be . The Seller acknowledges its primary obligation to deliver the Refined Gold to the Purchaser pursuant to this Agreement and that no undertaking by the Refinery shall relieve the Seller of that obligation . (g) The obligation of the Seller to deliver Refined Gold under this Agreement shall be satisfied by the delivery of the appropriate amount of Refined Gold in accordance with Section 2 . 3 of this Agreement . Parties acknowledge that any delivery of the Refined Gold shall in all instances occur outside the Territory and agree for the avoidance of doubt that the costs of such delivery shall be for the Seller's account . 2.4 Delivery Notifications and Invoicing (a) Promptly, and in any event no later than 24 hours, after each shipment of Minerals from the Process Plant to any Refinery, the Seller shall send the Purchaser, by email (at logistics@orionrp . com or such other email address(es) designated by the Purchaser in writing from time to time), notice of such shipment, including the date of shipment and the weight and fineness (if estimated) of the dore bars, other beneficiated gold suitable for delivery to a Refinery for processing into Refined Gold or gold bearing concentrate so shipped .

29 L_LIVE_EMEA l :39919 l 75v l 7 (b) Promptly, and in any event no later than 24 hours, after receipt thereof by the Seller, the Seller shall send the Purchaser, by email ( at logisticsl@orionrp . com or such other email address ( es) designated by the Purchaser in writing from time to time), a copy or notice of, as applicable, all documents and information received from the Refinery related to the processing of Minerals shipped to the Refinery, including any rejection of Minerals, the expected date of the Outturn, samplin g / assay information, umpire reports ( if any), invoices and other settlement documents, unless the sharing of such information or documentation is restricted by applicable confidentiality restrictions or Applicable Laws, and then only to the extent of such restriction . ( c ) The Seller shall notify the Purchaser in writing by email (at logistics@orionrn . com or such other email address ( es ) designated by the Purchaser in writing from time to time), at least two Business Days prior to each Outturn, of the Date of Delivery and the number of ounces of Refined Gold to be sold to the Purchaser pursuant to this Agreement on the Date of Delivery . ( d) Two Business Days before the date of each Outturn, the Seller shall deliver an invoice to the Purchaser, in form acceptable to the Purchaser, that shall include: ( i ) ( ii ) ( iii ) (iv) (v) (vi) c ( vii ) a calculation of the number of ounces of Refined Gold sold and delivered to the Purchaser; the Date of Delivery and Time of Delivery; and the Gold Purchase Price for Refined Gold sold and delivered to the Purchaser and the remaining Uncredited Balance following such sale and delivery; tonnes of ore mined since the preceding Date of Delivery; head grade of mined ore; recovery rates; refining, treatment or other charges, penalties, insurance, deductions transportation, settlement, financing, price participation charges or other charges, penalties, deductions, set - offs, Taxes or expenses pertaining to and/or in respect of the Refined Gold ; and ( viii ) such other information as may be reasonably requested by the Purchaser to allow the Purchaser to verify all aspects of the delivery of Refined Gold reflected in such invoice . 2.5 Gold Purchase Price The Purchaser shall pay to the Seller a purchase price for each ounce of Refined Gold sold and delivered by the Seller to the Purchaser under this Agreement (the " Gold Purchase Price" ) equal to: ( a ) until the Prepayment Reduction Date, the Gold Market Price on the Business Day immediately preceding the Date of Delivery of such Refined Gold, payable ( i ) in cash or by wire transfer equal to the amount of the lesser of the Fixed Gold Price and the Gold

Market Price on the Business Day immediately preceding the Date of Delivery, and ( ii ) if such Gold Market Price is greater than the Fixed Gold Price, the balance will be payable by crediting an amount equal to the difference between such Gold Market Price and the Fixed Gold Price against the Prepayment Amount in order to reduce the Uncredited Balance until it has been credited and reduced to nil ; and (b) after the Prepayment Reduction Date, the lesser of the Fixed Gold Price and the Gold Market Price on the Business Day immediately preceding the Date of Delivery of such Refined Gold, payable in cash or by wire transfer . The Seller will record the Uncredited Balance from time to time and confirm this to the Purchaser on request . 2 . 6 Payment for Refined Gold Payment by each Purchaser for each delivery of Refined Gold shall be made ( i ) on the third Business Day following the Date of Delivery and (ii) to a bank account of the Seller designated in accordance with Section 2 . 7 . 2 . 7 Currency and Method of Payments All payments of funds due by one Party to another under this Agreement shall be made in U . S . Dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to tim e . ARTICLE 3 PREPAYMENT 3 . 1 Payment and Use ( a ) In consideration for the respective promises and covenants of the Seller contained herein, including the sale and delivery by the Seller to the Purchaser of Refined Gold, on the dates and in the amounts set out in Section 3 . l{d) ( but subject to Section 3 . 2 ) the Purchaser agrees to pay to the Seller, and the Seller agrees to accept, a prepayment amount of $ 37 , 000 , 000 ( the "Prepayment Amount") in connection with and as a prepayment of, the Gold Purchase Price . The Purchaser will not be entitled to demand repayment of the Prepayment Amount except to the extent expressly set forth in this Agreement . For the avoidance of doubt, the Prepayment Amount shall not be applied as consideration or as payment made for the sale and delivery by the Seller to the Purchaser of Refined Gold unless and until the Seller applies the Prepayment Amount further to Section 2 . S( a ) . (b) The Seller shall use the Prepayment Amount for the purpose of funding the construction and development of the Project in accordance with the Mine Plan and the Construction Budget and for no other purpose . ( c ) No interest will be payable by the Seller on or in respect of the Prepayment Amount. (d) Subject to Section 3.2, the Purchaser will pay the Prepayment Amount in two instalments as follows: 30 L - LIV E - EMEA I:39919175v l7

( i ) 31 L_LIVE_EMEA1:39919175vl 7 $ 18,500,000 payable on or after 0 I October 2018; and ( ii ) $ 18,500,000 payable on or after 01 January 2019. Conditions Precedent to the Prepayment Amount in Favour of the Purchaser 3.2 The obligations of the Purchaser under Sections 3 . l ( a ) and 3 . l (d), shall be subject to the Purchaser receiving evidence, in form and substance satisfactory to it ( and acting reasonably where specified in this Section 3 . 2 ), of the following conditions being satisfied on each date of payment of a Prepayment Amount instalment ( provided that the obligations of the Purchaser under Section 3 . l (d)( ii ) shall only be subject to evidence, in form and substance satisfactory to the Purchaser, of the conditions under Sections 3 . 2 ( a ), 3 . 2 (b), 3 . 2 (c), 3 . 2 (d), 3 . 2 (f), 3 . 2 (h), 3 . 2 (i), 3 . 20 ), 3 . 2 (k), 3 . 2 (m), 3 . 2 (n), 3 . 2 (o), 3 . 2 (p) and 3 . 2 (w) being satisfied on the date of payment of the Prepayment Amount instalment under Section 3 . l (d)( ii )) : ( (a) all of the representations and warranties made by the Seller pursuant to this Agreement and the Subscription Agreement shall be true and correct as of the date of payment of the relevant Prepayment Amount instalment, subject only to any fact, matter, event or circumstance Fairly Disclosed in Part 2 of Schedule F with specific reference to such representation or warranty ; (b) no Seller Event of Default (or event which with notice, determination or lapse of time or any combination of them would become a Seller Event of Default ) shall have occurred and be continuing, nor shall there be any such Seller Event of Default (or event which with notice, determination or lapse of time or any combination of them would become a Seller Event of Default) after giving effect to this Agreement and the other Stream Documents ; ( c ) a senior officer of each of the Seller shall have executed a certificate, in form and substance satisfactory to the Purchaser, acting reasonably, dated no earlier than the date of the invoice for the relevant Prepayment Amount instalment and addressed to the Purchaser, certifying the matters set forth in Sections 3 . 2 (a) and (b) and, in respect of the payment of Prepayment Amount instalment further to Section 3 . 1 (d)(ii), certifying that the documents and evidence provided further to Sections 3 . 2 (d) to 3 . 2 (w) are still true, complete, up - to - date and in full force and effect ; ( d) the Purchaser shall have received a confirmation issued by the Companies and Intellectual Property Commission for each Seller Group Member that that Seller Group Member is in business dated no earlier than the two Business Days prior to the date of payment of the relevant instalment of the Prepayment Amount ; ( e ) a senior officer of each Seller Group Member shall have executed a certificate, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the date hereof and addressed to the Purchaser, as to ( i ) its constitutional documents ; (ii) the resolutions of its board of directors (or equivalent) authorizing the execution, delivery and performance of this Agreement and the other Stream Documents to which it is party and the transaction contemplated hereby and thereby, as well the requisite resolutions in terms of sections 44 , 45 and/or 46 of the Companies Act, 2008 ( as applicable ) ; (iii) the resolutions of its shareholders authorizing the execution, delivery and performance of this Agreement and the other Stream Documents to which it is party and the transaction contemplated hereby and thereby, as well the requisite resolutions in terms of sections 44 and/or 45 of the Companies Act, 2008 ( as applicable) ;; ( iv ) the names, positions and true

32 L_LIV E _EMEA l :399 l9l75v17 signatures of the persons authorized to sign this Agreement and the other Stream Documents on its behalf ; and (v) such other matters pertaining to the transactions contemplated hereby as the Purchaser may reasonably require ; (f) the Material Contracts shall have been entered into, the Eskom Payment made and the Purchaser shall have received a copy of all Project Agreements, Licences and Material Contracts that have been obtained or entered into on or before the date of payment of the relevant Prepayment Amount instalment ; ( g ) (i) the Stream Documents ( excluding this Agreement) shall have been executed and delivered by the Seller Group Members, in fonn and substance satisfactory to the Purchaser, acting reasonably, and the Security Documents shall have been registered, filed or recorded in all relevant offices, and all actions shall have been taken, that may be prudent or necessary to preserve, protect or perfect the security interest of the Security Agent under the Security Documents and ( excluding the Mortgage Bond in respect of the Mining Right and the Share Pledge Agreements) enable the enforcement thereof in accordance with their tenns ; and ( ii ) the Seller and the Guarantors shall each at their own cost and in accordance with the requirements of Applicable Law, provide to the Purchaser complete applications in tenns of section 11 of the MPRDA ( in fonn and substance acceptable to the Purchaser ) seeking the consent of the Minister of Mineral Resources to (x) enforce the pledge and cede all of the equity interest the Guarantors have agreed to pledge and/or cede ( as the case may be ) in tenns of the Share Pledge Agreements and (y) to cede and transfer the Mining Right . The said applications should be duly approved by the shareholders of each Seller Group Member ; (h) the Purchaser shall have received a legal opinion, in fonn and substance satisfactory to it, acting reasonably: c ( i ) of the Seller's legal counsel addressed to the Purchaser relating to (i) the legal status of the Seller Group Members and any other Person entering into any Stream Document, ( ii ) the corporate power and authority of the Seller Group Members and any other Person entering into any Stream Document to execute, deliver and perfonn this Agreement and the other Stream Documents, as applicable, ( iii ) the authorization, execution and delivery of this Agreement and the other Stream Documents by the Seller Group Members and any other Person entering into any Stream Document, as applicable, and ( iv ) any other customary matters relating to this Agreement and the other Stream Documents and the transactions contemplated hereby and thereby ; (i i ) of the Purchaser's legal counsel addressed to the Purchaser relating to (i) the enforceability of this Agreement and the other Stream Documents against the Seller Group Members and any other Person entering into any Stream Document, as applicable, ( ii ) the due registration or filing of the Security Documents and, where applicable, the perfection of the security interest of the Purchaser under the Security Documents and the results of the usual searches that would be

33 L_LIVE_EMEA1:39919175v l7 conducted in connection with the Security, and ( iii ) any other customary matters relating to this Agreement and the other Stream Documents and the transactions contemplated hereby and thereby ; ( i ) the Purchaser shall have received a title opinion, in form and substance satisfactory to it, acting reasonably, of the Seller's legal counsel addressed to the Purchaser relating to the Project Real Property ; U) all Key Transaction Documents (excluding the Credit Agreement) shall have been executed and are in full force and effect, and the Credit Agreement has been entered into by the parties thereto in a form and substance acceptable to the Purchaser and the IDC has consented in writing ( in a form and substance acceptable to the Purchaser ) to the transactions contemplated in the Key Transaction Documents and the Stream Documents ; (k) the Purchaser, acting reasonably, shall be satisfied that construction of the Project is in substantial conformance with the Construction Budget and the Project Schedule and the EPC Agreement ; ( l ) the Equity Investment shall have been completed and all conditions precedent to it been satisfied or waived on terms acceptable to the Purchaser and the full amount of the Commitment ( as defined in the Bridge Loan Agreement) has been disbursed in accordance with the Bridge Loan Agreement and no Default ( as defined in the Bridge Loan Agreement) is continuing ; ( m ) all Orders and Licences necessary for the completion of the transactions contemplated by the Key Transaction Documents shall have been obtained and remain in full force and effect ; (n) no Order or Applicable Law, which restrains, enJoms, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Key Transaction Documents shall be in effect ; (o) no action or proceeding, at law or in equity, shall be pending or threatened by any Person or Governmental Body to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Key Transaction Documents ; (p) any and all approvals required by the Financial Surveillance Department of the Reserve Bank or an Authorised Dealer of the Reserve Bank (as applicable) in respect to all of the payments and obligations of any Seller Group Member under, and transactions contemplated by, the Stream Documents requiring such approval, as applicable, have been duly obtained in writing in accordance with the requirements of the Exchange Control Regulations ; (q) that all loans (including direct and indirect shareholder loans, third party loans and any amounts owing under the Agency Agreement ) and other amounts due and owing by, or incurred by a Related Party on behalf of, each Seller Group Member ( including all Related Party Financial Indebtedness ) are restructured, subordinated, discharged, waived, assigned and/or ceded (provided that the amount of ZAR 156 960 000 ( one hundred and fifty six million nine hundred and sixty thousand Rand) currently owing to Benoryn in terms of the Agency Agreement shall continue to remain owing to Benoryn ), in a manner and on terms acceptable to the Purchaser, each acting reasonably ;

34 L - LIV E - EMEAl : 39919175v l7 (r) the term sheet for the COF Agreement has been executed and is in full force and effect; (s) the Seller has amended or terminated the Agency Agreement, following or as part of the restructuring contemplated by Section 3 . 2 ( q), in each case on such terms as are acceptable to the Purchaser, acting reasonably ( t ) the Seller has: ( i ) entered into ( in each case, in a form and substance acceptable to the Purchaser, acting reasonably) one or more agreements for the supply of water to the Project with the relevant water services institutions or other third parties and/or obtained the necessary authorisations for abstracting water from natural sources or underground, in each case to develop and construct ( but for the avoidance of doubt not to operate ) the Project ; and ( ii) entered into ( in a form and substance acceptable to the Purchaser, acting reasonably) one or more agreements for the supply of electricity to the Project; (u) the following notarially executed deeds of usufructs and servitudes are registered, against the title deeds of the underlying immovable properties, in the relevant deeds registries as contemplated in chapter l of the Deeds Registries Act, N o . 47 of 1937 , in a form and substance acceptable to the Purchaser, acting reasonably : ( i ) Notarial Deed of Usufruct, with Protocol No . 751 , executed on 16 November 2017 between BGMC and the Seller in respect of the immovable property described as Remaining Extent of Portion 24 of the Farm Doomfontein N o . 118 IQ, Gauteng Province, on which immovable property number 5 shaft is located ; ( ii ) Notarial Deed of Servitude, with Protocol N o . 759 , executed on 24 January 2018 between BGMC and the Seller in respect of a portion of the immovable property described as Portion 21 of the Farm Doomfontein No . 1 18 IQ, Gauteng Province, as depicted on Diagram SG No . 36 1 / 2017 annexed thereto, to secure road access to number 5 shaft ; ( ( iii ) Notarial Deed of Servitude, with Protocol No . 760 , executed on 24 January 2018 between BGMC and the Seller in respect of a portion of the immovable property described as Remaining Extent of Portion 24 of the Farm Varkenslaagte No . 119 IQ, Gauteng Province, as depicted on Diagram SG No . 36 2 / 2017 annexed thereto, to secure road access to number 5 shaft ; and ( iv ) Notarial Deed of Usufruct, with Protocol No 787 executed on 27 August 2018 between BGMC and Blyvoor Operations in respect of the immovable property described as a 0 . 976191 undivided share in and to the Remaining Extent of Portion l of the farm Blyvooruitzicht 116 IQ, Gauteng Province, as depicted on Diagrams SG 81 2 / 2017 , to secure the use of the Tailings Facilities ; (v) the restructuring of the shareholding in the Seller further to clause 16.26 of the Bridge Loan Agreement has been completed; and (w) the Anti - Corruption Policy is in full force and effect.

35 L_LIVE_EMEA1 : 39919175v l7 Additionally: ( i ) the payment of the Prepayment Amount instalment further to Section 3 . l (d)( i ) shall be subject to the Purchaser receiving evidence, in form and substance satisfactory to it, of the following conditions being satisfied on the date of such payment : (1) all conditions precedent to financial close under the Credit Agreement have been satisfied or waived; (2) Completion of Tailings Facilities review (including dam and storm water studies) by the Independent Engineer; (3) an amount equal to at least $ 18 , 400 , 000 has been paid (or is due to be paid within 30 days of the proposed date of payment of the Prepayment Amount instalment) in respect of Project Costs which are budgeted to be paid or incurred on or before the Completion Date as set out in the then current Construction Budget ; and (4) there is no Funding Shortfall; and the payment of the Prepayment Amount instalment further to Section 3 . l (d)( ii ) shall be subject to the following conditions being satisfied: ( ii ) (1) the COF Agreement is in full force and effect and all conditions precedent to financial close under the COF Agreement are have been satisfied ; (2) the Prepayment Amount instalment paid further to Section 3 . 1(d)(i) has been paid; (3) an amount equal to at least $ 33 , 200 , 000 has been paid (or is due to be paid within 30 days of the proposed date of payment of the Prepayment Amount instalment) in respect of Project Costs which are budgeted to be paid or incurred on or before the Completion Date as set out in the then current Construction Budget ; and (4) there is no Funding Shortfall. The obligations of the Purchaser under Sections 3 . l ( a ) and 3 . l (d) shall be subject to the further condition that the Seller has issued to the Purchaser a valid invoice for the relevant Prepayment Amount instalment . No invoice in respect of any portion of the Prepayment Amount will be valid if issued after 31 December 2018 . 3 . 3 Satisfaction of Conditions Precedent ( a ) The Seller shall do everything reasonably required of it, including the furnishing of all such information and the execution of such additional forms or documents as may be so required, for the purposes of procuring the fulfilment of each of the conditions set out in Section 3 . 2 by 31 December 2018 . The Parties shall co - operate in exchanging such information and providing such assistance as may be reasonably required in connection

36 L_LIVE_EMEA l :39919l 75v 17 with the foregoing . The Purchaser will act reasonably promptly in giving its view, at its absolute discretion, as to the acceptability of evidence provided in respect of any conditions set forth in Section 3 . 2 . (b) Each of the conditions set forth in Section 3 . 2 is for the exclusive benefit of the Purchaser, and may be waived by the Purchaser in its sole discretion in whole or in part in writing . ( c ) For greater certainty, the absence of satisfaction of any or all of the conditions set forth in Section 3 . 2 shall not relieve the Seller from its obligations under this Agreement. ARTICLE 4 TERM 4.1 Term ( a ) This Agreement shall be effective on the date hereof and, subject to Section 4 . l (b), shall continue until the date on which Refined Gold has been produced from the Project by or behalf of the Seller after the date of this Agreement in an amount equal to 10 , 320 , 000 ounces and the Seller has sold, and the Purchaser has purchased and paid for, the Refined Gold to be sold to the Purchaser further to Article 2 ( the " Term" ) . (b) This Agreement may also be terminated by the Parties on mutual written consent or by either Party in accordance with Article 11 or Article 12. 4 . 2 Survival The following provisions shall survive termination of this Agreement : Sections 2 . 6 (in respect of any Refined Gold delivered prior to such termination), 2 . 7 , 5 . 10 ( in respect of any periods prior to such termination) and 6 . 9 and Articles 13 , 14 and 16 , and such other provisions of this Agreement as are required to give effect thereto . ARTICLE S REPORTING; BOOKS AND RECORDS; INSPECTIONS 5.1 Geological and Engineering Reports (a) Until the Security Release Date, the Seller shall promptly deliver to the Purchaser a copy of any technical reports, which must be prepared in accordance with National Instrument 43 - 10 l , or updated mineral reserve and mineral resource estimates produced that pertain to the Project . (b) During the Term the Seller shall promptly deliver or procure the delivery of a copy of any amendment, revision or supplement to, or replacement of the Mine Plan to the Purchaser . 5.2 Construction, Operation and Production Reports On or before the 15 th Business Day after the end of each calendar month until the Completion Date, the Seller shall provide to the Purchaser a Monthly Construction Report in respect of each relevant month . On or before the 15 th Business Day after the end of each fiscal quarter commencing from the first shipment of Minerals to a Refinery until the end of the Term, the

37 L_LIVE_EMEA l :39919175v 17 Seller shall provide to the Purchaser a Quarterly Operation and Production Report in respect of each relevant fiscal quarter . On or before February 28 of each calendar year during the Term, the Seller shall provide to the Purchaser an Annual Compliance Certificate in respect of the immediately preceding calendar year . 5 . 3 Financial Reports ( a ) On or before the 45 1 11 day after the end of each of the Seller's first, second and third fiscal quarters, the Seller shall provide to the Purchaser a copy of the Seller's quarterly unaudited financial statements for such quarter . (b) On or before the 90 th day after the end of each of the Seller's fiscal years, the Seller shall provide to the Purchaser a copy of the Seller's audited annual financial statements for such year . 4. Other Reports The Seller shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchaser a copy of any material reports, certificates, documents and notices relating to the Project which are delivered by a Seller Group Member under other Key Transaction Documents to the extent not already delivered to the Purchaser under the Stream Documents . 5. Copies of Project Documents and other information ( a ) Until the Security Release Date, the Seller shall promptly deliver or furnish, or cause to be delivered or furnished, to the Purchaser a copy of: (b) any new Project Agreement or any amendment or revision to any existing Project Agreement ( provided that any such amendment, revision, supplement or replacement shall be subject to Section 6 . 7 ( a )( iii )) ; ( c ) any new Material Project Authorization, or amendment, revision, reissuance or replacement of any existing Material Project Authorization; ( d) documentation relating to the acquisition by the Seller of any Project Real Property with a value in excess of $2,000,000, whether owned or leased; and ( e ) any amendment, revision or supplement to the Construction Budget or Project Schedule ( provided that any such amendment, revision, supplement or replacement shall be subject to Section 6 . l ( c )) . 6. Notice of Commercial Production and Completion The Seller shall provide the Purchaser with written notice of the Completion Date within five Business Days of the occurrence thereof. 7. Notice of Adverse Impact The Seller shall provide the Purchaser with written notice of each of the following events promptly upon the Seller becoming aware of or having knowledge of such event:

( a ) the occurrence of any Seller Event of Default, or any event or circumstance which with notice or lapse of time or both would become a Seller Event of Default or may result in a Seller Event of Default ; (b) any material default by any party under or termination or threatened termination of any Material Contract; ( c ) the loss ofor material non - compliance with the terms of, or any threat ( whether or not in writing) by a Governmental Body to revoke or suspend, any Material Project Authorization ; ( d) any violation or suspected material violation of any Applicable Law by any Seller Group Member; ./ ( e) all material actions, hearings, investigations, notices of violation, hearings, investigations, suits, claims and proceedings before any Governmental Body or arbitrator pending, or to the Seller's knowledge threatened, against or affecting any Seller Group Member or the Project including any of their ownership ; ( t ) any material damage suffered to the Project, and whether any Seller Group Member has or plans to make any insurance claim with respect to such damage; (g) any material disputes or disturbances involving local communities; (h) any event, circumstance or fact that could reasonably be expected to give rise to a "Default" or an "Event of Default" as defined under the Credit Agreement or any other agreement in respect of Debt of the Seller or any Guarantor in a principal amount of · $2,000,000 or more without any amendments or waivers from the creditor party thereunder; and ( i ) any other condition or event which has resulted or that could reasonably be expected to result, in a Material Adverse Effect, in each case, accompanied by a written statement by a senior officer of the Seller setting forth details of the occurrence referred to therein. The Seller shall provide the Purchaser: U) with written notice promptly upon the Seller becoming aware of or having knowledge of any dispute between the Seller and the Refinery in respect of a material matter arising out of or in connection with the processing of Minerals into Refined Gold . The Seller shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be ; and (k) promptly, unless prohibited by confidentiality obligations owed by the Seller to the Refinery, a copy of any agreements entered into by the Seller with the Refinery in respect of the refining of Minerals processed by the Seller . If the Seller is prohibited by confidentiality obligations from providing the Purchaser with a copy of any such agreement, the Seller shall use reasonable endeavours to obtain consent to disclosure and 38 L - LIV E - EMEA1 : 39919175v l7 will in any case provide to the Purchaser a summary of such agreement ( to the extent permitted by such confidentiality obligations ) . 5 . 8 Provision of Reports ( a ) Upon written notice to the Seller by the Purchaser at any time and from time to time, the Seller shall cease to provide any information or reports identified for the time period specified in such notice . The Seller shall recommence regular reporting under this Agreement upon completion of such period or upon further written notice to the Seller by the Purchaser . 5 . 9 Books and Records ( a ) The Seller shall keep true, complete and accurate books and records of all of its respective operations and activities with respect to the Project and this Agreement, including the mining and production of all Minerals from the Project Real Property and the mining, treatment, processing, milling, transportation and sale or refining of all Minerals, and all operating or capital costs . (b) The Seller shall, and the Seller shall cause the Seller Group Members to, permit Purchaser and their authorized representatives and agents to perform audits or other reviews and examinations of their books and records and other information relevant to the production, delivery and determination of Refined Gold under this Agreement and compliance with this Agreement from time to time at reasonable times at the Purchaser's sole risk and expense and not less than three Business Days' notice, provided that the Purchaser and their authorized representatives and agents will not exercise such rights more often than once during any calendar year absent the existence of a Seller Event of Default, or absent a material deficiency identified during a previous audit or review, in which case such rights may be exercised at such periods as may be reasonably determined by the Purchaser ( and in any event at least once during any calendar quarter) until no material deficiencies are identified during three consecutive audits or reviews, at which point the Purchaser will once again be limited to exercising such rights once per calendar yea r . The Purchaser shall use its commercially reasonable efforts to diligently complete any audit or other examination permitted hereunder . ( c ) Subject to paragraph (d) below: ( i ) if the Purchaser or any of its Affiliates is required by Applicable Law to prepare a technical report (or similar report ) in respect of the Project Real Property, as determined by the Purchaser, acting reasonably, the Seller shall cooperate with and allow the Purchaser and its authorized representatives to access technical information pertaining to the Project Real Property and complete site visits at the Project Real Property so as to enable the Purchaser or its Affiliates, as the case may be, to prepare the technical report (or similar report ) in accordance with National Instrument 43 - 101 (or any other applicable South African and/or U . S . and/or stock exchange rules and policies governing the disclosure obligations of the Purchaser or any of its Affiliates ) at the sole cost and expense of the Purchaser ; and ( ii ) at reasonable times and with the prior consent of the Seller ( not to be unreasonably withheld or delayed ), at the sole risk and expense of the Purchaser, 39 L_LIVE_EMEA1 : 39919175v l7 the Purchaser and its authorized representatives ( subject to each of them complying with the relevant health and safety Applicable Laws and requirements applicable to the Seller and its personnel) shall have a right of access to all surface and subsurface portions of the Project, to any processing facility owned or operated by a Seller Group Member that is used to process Minerals and to any related operations for the purpose of enabling the Purchaser to comply with the obligations of the Purchaser or any of its Affiliates under National Instrument 43 - 101 (or any other applicable South African and/or U . S . securities laws and/or stock exchange rules and policies governing the disclosure obligations of the Purchaser or any of its Affiliates ), as determined by the Purchaser, acting reasonably . (d) The Seller's obligations under paragraphs (b) and (c) above shall not extend to any documents, agreements, materials, files or other information ( whether held in electronic form or otherwise) that it is not permitted to disclose to the Purchaser or any of its authorized representatives or agents pursuant to confidentiality obligations applicable to the Seller and the Seller shall be entitled not to disclose to the Purchaser any such documents, agreements, materials, files or other infom 1 ation . The Seller shall use reasonable endeavours to obtain consent to disclosure of such documents, agreements, materials, files or other information (including by incorporating appropriate provisions into agreements with third parties ) and will in any case provide to the Purchaser a summary of such documents, agreements, materials, files or other information ( to the extent permitted by such confidentiality obligations) . 5 . 1 0 Inspections Not more than once every six months and upon no less than ten Business Days' notice to the Seller and subject at all times to the workplace rules and health and safety Applicable Laws and requirements, and supervision of the Seller, the Seller shall grant, or cause to be granted, to the Purchaser and the Independent Engineer and their representatives and agents, at reasonable times and at the Seller's sole expense, the right to access the Project Real Property, the Process Plant and other facilities of the Project, in each case to monitor the construction of the Project and compliance with this Agreement during the Term . The Purchaser shall use its commercially reasonable efforts to not interfere with development, mining or processing work conducted on the Project Real Property . ( ARTICLE 6 COVENANTS 6 . 1 Conduct of Operations ( a ) Except as otherwise provided herein, all decisions regarding the Project, including any decisions concerning ( i ) the methods, extent, times, procedures and techniques of any development and mining related to the Project or any portion thereof, (ii) milling, processing, or extraction, (iii) materials and equipment to be introduced on or to the Project, and ( iv ) decisions to operate or continue to operate the Project or any portion thereof, including with respect to closure and care and maintenance shall be made by the Seller in its sole discretion . (b) The Seller shall develop, construct, commission and operate the Project in accordance with the Mine Plan, the Construction Budget and the Project Schedule. 4 0 L - LIV E - EMEA1:39919175v l7

41 L_LIVE_EMEA1:39919175v l7 ( c ) Subject to Section 6 . 1 ( d), until the Completion Date, none of the Mine Plan, the Construction Budget or the Project Schedule may be amended in any material respect except that the Seller may amend the Construction Budget provided that such amendment ( together with any previous amendments to the Construction Budget since the date of this Agreement) will not increase the total amount of the Construction Budget as at the date of this Agreement by more than I 0% . ( d) The Seller shall be entitled to amend the Mine Plan at any time provided that prior to the Security Release Date it shall not be permitted to amend the Mine Plan if such amendment : ( i ) is not in accordance with Good Industry Practice ; ( ii ) would reasonably be expected to have a Material Adverse Effect ; ( iii ) would be expected to result in a Funding Shortfall or Project Costs being outside the scope of funds available to the Seller unless, as part of such amendment, the Seller provides the Purchaser with binding financing commitments pursuant to which the Seller Group Members have secured debt and/or equity financing for any such out of scope Project Costs ; (iv) would reasonably be expected to result in a material increase in the technical, operations or design risk of the Project ; or (v) would result in a reduction of greater than 1 0 % to the projected production of Refined Gold (on an annual or life - of - mine basis) relative to the Technical Report . ( e ) The Seller shall operate the Project on a commercial basis as though it has the full economic interest in the gold produced from the Project Real Property in the absence of this Agreement and as if it were entitled to receive the Gold Market Price for all gold produced . The Seller shall ensure that all cut - off grade, short term mine planning, longer term planning and production decisions, and all resource and reserve calculations, concerning the Project shall be based consistent with normal industry practice . (f) The Seller shall perform all development, and mining operations and activities pertaining to or in respect of the Project and their business in all material respects in accordance with the Mine Plan, Applicable Laws, Project Authorizations, Material Contracts, the Equator Principles, the IFC Standards and Good Industry Practice, including the EA . For the life of the Project, the Seller shall use suitable equipment and proper grade control methods ( standard to the industry ) to ensure efficient grade control management . (g) Without prejudice to Section 6 . 1 (f), the Seller shall perform all development, and mining operations and activities pertaining to or in respect of the Project or their business in accordance in all respects with Anti - Corruption Laws, Anti - Money Laundering Laws, Sanctions and Environmental Laws . (h) Except for entering into this Agreement and the Offtake Agreement or with the prior written consent of the Purchaser, the Seller shall not, and shall not permit any Seller Group Member to, Transfer a Production Interest relating to Minerals (other than a Permitted Asset Disposition) to another Person . ( i ) The Seller shall at all times from and after the date hereof do and cause to be done everything required to obtain, as and when required, and preserve and maintain, all Licences (including environmental Licences and Utility Commitments) and Contracts which are required to permit the Seller to (i) own the Project (ii) develop, construct and operate the Project as contemplated by the Mine Plan, (iii) commence and carry out the operation of commercial production transactions from the Project, and ( iv ) perform its obligations under the Stream Documents to which it is a party .

4 2 L_LIVE_EMEA I :39919175v l 7 (j) The Seller and the Seller Group Members shall timely and fully perform, pay and observe, or cause to be performed, observed and paid, any and all liabilities and obligations required by any Applicable Laws, Project Authorizations, Project Agreements or by any Governmental Body, and otherwise in accordance with Good Industry Practice, in each case for the reclamation, restoration or closure of any facility or land used in connection with the Seller's and the Seller Group Members' operations or activities at, on or in respect of the Project or required under this Agreement, except where such liabilities or obligations are diligently contested in good faith and appropriate provision has been made for them in the relevant Seller Group Member's account . (k) For the life of the Project, the Seller shall use suitable equipment and proper grade control methods ( standard to the industry ) to ensure efficient grade control management. ( l ) Technical Committee ( i ) The Seller will establish and maintain, until the Completion Date, a technical committee ( the " Technical Committee" ) comprising a representative of senior management of the Seller, a representative of the Purchaser selected by the Purchaser and the Independent Engineer for the purposes of monitoring the construction of the Project . The Technical Committee members shall not be entitled to any salary, compensation or remuneration from the Seller in their capacity as Technical Committee members . The Seller shall owe no liabilities or obligations whatsoever to any Technical Committee members in such capacity . ( ii ) The Technical Committee will meet at least once per month before the Completion Date to discuss relevant matters . The Seller will provide any member of the Technical Committee with such information as it may reasonably request . ( iii) The Technical Committee shall have no executive authority in respect of the management of the Seller and shall be advisory in nature. ( ( m ) The Seller shall comply with the terms of the Water Use Licence and shall carry out all compliance audits required by the Water Use Licence. (n) The Seller shall comply with, and enforce promptly its rights under, the T ailings Access Agreement. 6.2 Processing; Commingling ( a ) The Seller shall not: ( i ) sell unprocessed Minerals mined from the Project Real Property; ( ii ) process Minerals mined from the Project Real Property other than through the Process Plant in order to produce dore or gold bearing concentrate; or ( iii) sell, ship or deliver Minerals processed through the Process Plant and containing gold to any Person other than the shipment of such Minerals:

43 L_LIVE_EMEAl:399l9l75v l7 (A) in the case of dore or other beneficiated form of gold suitable for delivery to a Refinery for processing into Refined Gold, to a Refinery for processing into Refined Gold ; or (8) in the case of gold silver bearing concentrate, either ( i ) to a Refinery for processing into Refined Gold, or (ii) to a Smelter for toll processing into dore or other beneficiated form of gold suitable for delivery to a Refinery for processing into Refined Gold, provided that, in any event, as a condition to any such activities, the Seller shall ensure that such activities do not in any way adversely impact on the quantity or rate of delivery of Refined Gold that would otherwise have been delivered to the Purchaser under this Agreement . (b) From and after the date of this Agreement, the Seller may process Other Minerals through the Process Plant in priority to or in place of, or commingle Other Minerals with, Minerals which are or can be mined, produced, extracted or otherwise recovered from the Project Real Property, only if : ( i ) the Seller has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors ( a "Commingling Plan" ), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of the Refined Gold to be delivered hereunder ; ( ii ) the Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in place of, in priority to, or concurrently with, Minerals ; (iii) the Purchaser has approved the Commingling Plan and any changes to such plan which may be proposed from time to time ; (iv) the Seller keeps all books, records, data and samples required by the Commingling Plan and makes such books, records, data and samples available to the Purchaser in accordance with Section 5 . 9 (b) ; and (v) the Seller shall have provided notice to the Purchaser of the commencement of commingling at least two (2) Business Days prior to such commencement . The Seller shall compensate the Purchaser for any disadvantage incurred or suffered by the Purchaser if and to the extent that the processing of Minerals mined, produced, extracted or otherwise recovered from the Project Real Property through the Process Plant is delayed solely as a result of such Other Minerals being processed through the Process Plant . 3. Certain Corporate Stand a rds The Seller shall, and the Seller shall cause all of the Seller Group Members to, at all times comply with the Anti - Corruption Policy, and shall (to the extent permitted by Applicable Laws) immediately notify the Purchaser upon becoming aware of any breach or suspected breach of such policy . The Seller shall not, without the prior written consent of the Purchaser, acting reasonably, amend, terminate, replace or otherwise vary the Anti - Corruption Policy . 4. Preservation of Corporate Existence ; Location of Assets ( a ) The Seller shall, and shall cause any other Seller Group Members to, at all times from and after the date hereof do and cause to be done all things necessary or advisable to maintain its corporate or other existence, including the making of all required filings in connection therewith, and to obtain, and, once obtained, maintain all qualifications

4 4 L - LIV E - EMEA1:39919175vl7 necessary to carry on its business and own its assets in each jurisdiction in which they carry on business or in which their assets are located. (b) The Seller shall not, and shall not permit any other Seller Group Members to, merge, amalgamate or consolidate with another Person, or change or reorganize its capital structure or amend its articles, by laws or any other constitutional documents, if it would adversely impact the Purchaser's rights under the Stream Documents . ( c ) The Seller shall not, and, until the Security Release Date, shall not permit any Guarantor to, change its legal or operating name, or the location of its chief executive office or location of its assets, except with at least 15 days' prior written notice to the Purchaser . (d) Until the Security Release Date, the Seller shall promptly notify the Purchaser and the Security Agent of ( i ) the acquisition by the Seller of any real property (including mineral rights ), whether owned or leased ( and in the case of any leased property ) and ( ii ) any new locations of tangible assets of the Seller (other than inventory in transit ) . 6.5 Maintenance of Property; Encumbrances ( a ) Except as otherwise permitted under Article 7, the Seller shall at all times do or cause to be done all things necessary to maintain preserve, protect and keep: ( i ) all of its material ownership, lease, use, licence and other interests, as applicable, in the Collateral as are necessary or advisable in order for it to be able to develop, construct and operate the Project substantially in accordance with the Mine Plan and Good Industry Practice ; and ( ii ) all material tangible Collateral owned or used by it in good repair, working order, and condition ( ordinary wear and tear excepted), and make necessary and proper repairs, renewals, and replacements so that those aspects of the business carried on in connection therewith may be properly conducted at all times, unless the continued maintenance of any of such Collateral ceases to be necessary or economically desirable for the development, construction or continued operation of the Project substantially in accordance with the Mine Plan and Good Industry Practice ; ( (b) Until the Security Release Date, the Seller shall and shall cause any other Seller Group Members to, at all times warrant and defend the right, title and interest of the Seller and any other Seller Group Members in and to any Collateral, and every part thereof, against the claims of any Person, subject only to Permitted Encumbrances . ( c ) until the Security Release Date, the Seller shall not, and shall not permit any Seller Group Members to, create, incur, assume or suffer to exist any Encumbrance upon all or any of the Collatera l , whether now owned or hereafter acquired, other than Permitted Encumbrances . (d) The Purchaser, at its own expense, may undertake such investigation of the title and status of the Project Real Property as it shall deem necessary (provided that after the Security Release Date it must have a reasonable belief that the Seller may have breached a term of this Agreement before undertaking such investigation ) . Until the Security Release Date, if that investigation should reveal material defects in the title (which shall

45 L_LIVE_EMEA1:39919175v l7 not include Permitted Encumbrances ), the Seller shall forthwith proceed to cure such title defects to the satisfaction of the Purchaser, acting reasonably, and shall reimburse to the Purchaser the reasonable costs of such investigation . If the Seller fails to so cure such material defects within 45 days of such notice from the Purchaser ( i ) the Purchaser may proceed to cure such title defects, and (i i ) any costs and expenses incurred (including reasonable legal fees and costs ) by the Purchaser in connection with curing such title defects shall be promptly reimbursed by the Seller . ( e) The Seller shall not Transfer, grant an Encumbrance over or permit a Transfer of or an Encumbrance over the Collateral in whole or in part ( other than as permitted under this Agreement ) . (f) The Seller shall diligently complete, or cause to be completed, the development and construction of the Project in a good and workmanlike manner in accordance, in all material respects, with the budgets, timelines, plans and specifications set forth in the EPC Agreement, the Construction Budget, the Project Schedule and the Mine Plan . (g) If a Seller Event of Default has occurred, the Seller and the Guarantors shall use all reasonable endeavours to procure, as soon as reasonably practicable, approval from the DMR for any enforcement of the Security created further to the Mortgage Bond and the Share Pledge Agreements in accordance with their te m 1 s by the Security Agent or another Person nominated by the Purchaser from time to time . (h) As soon as reasonably practicable ( and no later than the date falling 9 (nine) months ) after the date of this Agreement the Seller shall procure that a report is prepared and delivered to the Purchaser by a suitable and independent qualified third party, appointed by the Purchaser and the Seller jointly, to fully assess and calculate the actual and expected environmental liabilities of the Project and/or the Seller, which report is to (i) include, without limitation, the financial quantum reassessment or closure cost liability through, amongst other things, site visits to, inter alia, assess the extent of rehabilitation, suspected contamination and adequacy of pollution prevention management systems and assessment of any existing pollution and ( ii ) contain a risk matrix - based action plan with clear indication of the cost for clean - up, remediation and infrastructure capital cost expenditure for each proposed action . { ( i ) As soon as reasonably practicable ( and no later than the date falling I 0 ( ten ) months) after the date of this Agreement, lodge or submit to the DMR the application ( in a form and substance acceptable to the Purchaser, acting reasonably ) to amend its environmental authorisation or environmental management programme to assign to Blyvoor Operations the environmental management responsibilities and the rehabilitation obligations for the Tailings Facilities, among others, and will procure approval from the DMR of such application as soon as reasonably practicable and in any event within 34 ( thirty four) months after the date of this Agreement . U) The Seller shall as soon as reasonably practicable, and, in any event, by 0 I December 2018 submit: (i) an application ( in form and substance acceptable to the Purchaser ), in accordance with the requirements of Applicable Law to the DMR for the consent of the Minister of Mineral Resources to Encumber the Mining Right and register the Mortgage Bond over the Mining Right in favour of the Security Agent ; and

4 6 L_LIVE_EMEA l :39919175v l 7 ( ii) an application ( in form and substance acceptable to the Purchaser ), in accordance with the requirements of Applicable Law to the DMR for pre - approval from the DMR for any enforcement of the Share Pledge Agreements, or subsequent instrument provided pursuant to Section 9 . 2 , or other Security over the shares in the Seller or Blyvoor Resources granted by any Guarantor to the Security Agent or other person designated by the Purchaser, and shall use its best endeavours to procure that the requisite consents of the Minister of Mineral Resources to such applications are obtained as soon as reasonably practicable. (k) The Seller will procure that Blyvoor Operations will: ( i ) grant the Seller exclusive rights to reprocess and otherwise exploit Tailings deposited at the Tailings Facilities after the date of this Agreement; and ( ii) not itself reprocess or otherwise exploit, or grant or Transfer rights to any other person to reprocess or otherwise exploit, Tailings deposited at the Tailings Facilities after the date of this Agreement . ( I ) Within 12 ( twelve ) months after the date of this Agreement the Seller will procure, and subsequently maintain, registration of the usufruct rights and/or access or services servitudes over the immovable properties, or portions of immovable properties listed in Schedule B against the title deeds of the underlying immovable properties in the relevant deeds registries as contemplated in chapter I of the Deeds Registries Act, No . 47 of 1937 , to the extent that such usufruct rights and/or access or services servitudes are required for the purposes of the Project or the Tailings Facilities and have not been registered as contemplated by Section 3 . 2 (u) . ( m ) By the date of the first production of Minerals after the date of this Agreement the Seller shall have obtained, or procured the obtaining of, such Licences as are required for the Seller to deliver, or procure the delivery of, Refined Gold in accordance with Article 2 . After the date of the first production of Minerals after the date of this Agreement the Seller shall maintain, renew and comply with, or procure the maintenance and renewal of and compliance with, such Licences . 6.6 Insurance ( a ) Within 30 days of the date of this Agreement the Seller shall have insured and shall keep insured (and, in the case of the Tailings Facilities, procure that Blyvoor Operations keeps insured with effect from the first production of Tailings after the date of this Agreement) with financially sound and reputable independent insurance companies all of the Collateral and the Project Property, and shall take out and maintain ( and, in the case of the Tailings Facilities, procure that Blyvoor Operations takes out and maintains with effect from the first production of Tailings after the date of this Agreement) property damage insurance, comprehensive general liability insurance, South African Special Risk Insurance Act (SASRIA) insurance, directors' and officers' liability insurance and any other insurances in relation to its business and assets in each case in amounts and against losses, risks and/or damages, as is usual for reasonably prudent companies carrying on the same or substantially similar business in South Africa, and cause the policies of insurance referred to above to contain customary endorsements for the benefit of the Purchaser, all in a form acceptable to the Purchaser, acting reasonably, and as soon as

4 7 L_LIVE_EMEA I :39919175v 17 reasonably practicable after the date hereof and in any case within 30 days after the date hereof, include a provision that such policies will not be amended in any manner which is prejudicial to the Purchaser or be cancelled without 30 days' prior written notice being given to the Purchaser by the issuers thereof . The Seller shall cause the Purchaser to be added and maintained as a named insured with respect to property damage insurance and comprehensive general liability insurance . The Seller shall provide the Purchaser promptly with such evidence of insurance of any insurances and/or insurance policy information as the Purchaser may from time to time reasonably require . (b) Where the Seller or any Seller Group Member has received payment under an insurance policy in respect of a shipment of Minerals to any Refinery that is lost or damaged after leaving the Project Real Property and before the risk of loss or damage is transferred to the Refinery, the Seller shall use the Net Proceeds of any insurance payment received by the Seller Group Member in respect thereof to acquire Refined Gold and shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to the Purchaser by the Seller) the Designated Metal Percentage of such Refined Gold ( as if such Refined Gold had been an Outtum from the Refinery) at the Gold Purchase Price, as applicable . 6 . 7 Certain Negative Covenants (a) Until the Security Release Date: ( i ) the Seller shall not engage directly or indirectly in any material business activity or purchase or otherwise acquire any material property, in either case, not related to the development, construction, and operation of, and extraction of mineral resources from, the Project, or that is not reasonably required to perform its obligations under the Key Transaction Documents . ( ii ) the Seller shall not: (I ) make any Investments, except for (i) short term Investments in money market instruments with remaining maturities of 12 months or less at the date of purchase, including securities issued by governmental agencies, and term deposits and bank accounts with financial institutions provided that such short - term Investments are readily convertible to cash or ( ii ) deposits in bank accounts in the ordinary course of business ; or (2) make any Acquisitions ; the Seller shall not enter into any new Material Contract or amend in any material respect or waive any material provision of or terminate or assign or give notice of termination or assignment of any Material Contract or waive or grant indulgences in respect of any material default or material event of default under any Material Contract ; ( iii ) (iv) the Seller may only purchase, acquire or lease (whether directly or indirectly) any property from, or sell, transfer or otherwise dispose of any property to, or otherwise deal or enter into any agreement with, any Related Party (other than the Guarantor ) in the ordinary course of and pursuant to the reasonable requirements of the Seller's business and upon fair and reasonable terms that are

4 8 L_LIVE_EMEA1:39919l 75v l 7 no less favourable to the Seller than those that could be obtained in an arm's length transaction with a Person that is not a Related Party; (v) each of the Seller and any Guarantor may have, assume or otherwise become directly or indirectly liable upon or in respect of, or suffer to exist, any Debt only if such Debt is a Permitted Debt ; (vi) each of the Seller and any Guarantor may enter into any hedge instrument or incur any hedge obligations only if such hedge obligations are pursuant to Permitted Hedging Arrangements ; ( vii ) the Seller shall use the proceeds of the Prepayment Amount, the Credit Facility and the Equity Investment only for the purpose specified in this Agreement, the Credit Agreement and the Subscription Agreement, respectively . The Seller shall not make any expenditure or payment in respect of the development and construction of the Project if the making of such payment would (together with any previous payments) result in a deviation from the Construction Budget of more than 10 % of the Construction Budget as at the date of this Agreement ; ( viii ) each of the Seller and any Guarantor may make any Restricted Payment only from and after the Completion Date and only if all of the following conditions are satisfied : ( l ) no Seller Event of Default and no event that, with the giving of notice or passage of time would constitute a Seller Event of Default, has occurred and is continuing or would occur as a result of such Restricted Payment ; (2) all operating expenses of the Seller then due and owing have been paid in full; (3) all amounts then due and owing in respect of any Debt of the Seller or any Guarantor ( other than Debt owing to the Seller ), and payment of which would not be a Restricted Payment, ("third - party debt"), have been paid in full ; and (4) after giving effect to such Restricted Payment, the Seller can reasonably be expected to be able to pay all operating expenses and all amounts in respect of any third - party debt expected to come due and owing in the next 90 days . The Seller shall notify the Purchaser in writing at least 10 days prior to any intended Restricted Payment to be made in accordance with this Section 6 . 7 (a)(viii) with full particulars of such intended Restricted Payment ; and (ix) the Seller shall not transfer or assign any Debt owed to it . The Seller will not Encumber its rights or interest in respect of the Tailings Facilities, or the Tailings deposited at the Tailings Facilities after the date of this Agreement, and will procure that Blyvoor Operations will not Encumber its rights or interest in respect of the (b)

49 L_LlVE_EMEA1:39919175v l7 Tailings Facilities, or the Tailings deposited at the Tailings Facilities after the date of this Agreement, except in each case for any Encumbrance in favour of the Purchaser. ( c ) The Seller shall not draw down any Loan Amounts ( as defined in the IDC Loan Agreement) under the Credit Agreement, and no Seller Group Member shall grant any Security ( as defined in the Credit Agreement) to IDC pursuant to the Credit Agreement or otherwise . 6.8 Abandonment If the Seller intends (except where it is permitted to do so under Article 6 ) to abandon, surrender, relinquish or let lapse all or a part of the Mining Right, including by way of ceasing to maintain Project Authorizations or the validity of mineral claims or leases (the "Abandonment Property" ), the Seller shall ( i ) have determined, acting in a commercially reasonable manner, that it is not economical to mine minerals from the Abandonment Property, and ( ii ) first give notice ( the "Abandonment Notice" ) of such intention to the Purchaser at least 30 days in advance of the proposed date of abandonment . If, not later than 30 days after the date of the Abandonment Notice, the Seller receives from the Purchaser written notice that the Purchaser desires the Seller to convey or cause the conveyance of the Abandonment Property to the Purchaser or an assignee, the Seller shall, without additional consideration, convey or cause the conveyance of the Abandonment Property to the Purchaser on an as is where is basis and at the sole cost, risk and expense of the Purchaser and shall thereafter have no further obligation to maintain the title to the Abandonment Property . If the Purchaser does not give such notice to the Seller within the prescribed period of time and after the Seller having obtained the necessary regulatory authorisations for such abandonment, the Seller may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property ; provided, however, that if the Seller reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time within seven years following abandonment, the production of gold from such property shall be subject to this Agreement . The Seller shall give written notice to the Purchaser within ten days of any such reacquisition . 6.9 Confidentiality ( a ) Each Party ( a "Receiving Party" ) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format ) received or reviewed by it as a result of or in connection with this Agreement ( collectively, the "Confidential Information" ), provided that a Receiving Party may disclose Confidential Information in the following circumstances : ( i ) to its auditor, legal counsel, lenders, underwriters and investment bankers and to persons, including any proposed transferee or acquiring Person under Article 7 or assignee under Section 16 . 11 ( " Third Parties" ) with which it is considering or intends to enter into a transaction for which such Confidential Information would be relevant ( and to advisors and representatives of any such person ), provided that (i) such Persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such

50 L_LIVE_EMEA1:39919l 75v l 7 persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable and ( ii ) in the case of Third Parties, such Third Parties shall not be provided with Confidential Information other than a redacted copy of this Agreement and any related agreements entered into in connection herewith and information regarding deliveries and payments received hereunder, without the prior written consent of the Seller or the Purchaser, as the case may be, such consent not to be unreasonably withheld ; ( ii ) subject to Section 16 . 6 , where that disclosure is necessary to comply with Applicable Laws, court order or regulatory request by any Governmental Body having jurisdiction over such Party, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and, where applicable, that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled ; ( ( iii ) for the purposes of the preparation and conduct of any arbitration or court proceeding commenced under Section 16 . l ; (iv) where such information is already available to the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations ; (v) with the consent of the disclosing Party; (vi) to its Affiliates and those of its and its Affiliates' directors, officers, employees, advisors and representatives who need to have knowledge of the Confidential Information ; and ( ( vii ) in the case of the Purchaser and its Affiliates, to any limited partner or co investor or prospective limited partner or co - investor in or with a private equity fund managed by the Purchaser or Affiliates of the Purchaser, to the extent such information is reasonably relevant to the current investment or future investment decision of any such limited partner or co - investor or prospective limited partner or co - investor, provided that such persons undertake to maintain the confidentiality of it and are strictly limited in their use of the confidential information for the purpose of making an investment decision in or with respect to the Purchaser or Affiliates of the Purchaser . (b) Each Party shall ensure that its Affiliates and its and its Affiliates' employees, directors, officers, advisors and representatives and those persons listed in Section 6 . 9 ( a )( i ), 6 . 9 ( a )(v), 6 . 9 (a)(vi) and 6 . 9 (a)(vii) are made aware of this Section 6 . 9 and comply with the provisions of this Section 6 . 9 . Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons .

51 L_LIVE_EMEA1:39919175v l 7 ARTICLE 7 TRANSFERS OF INTERESTS 7. 1 Prohibition on Transfers and Change of Control The Seller shall not permit, and shall ensure that no other Person shall, for as long as the Subscriber or any of its Affiliates, is the Purchaser: ( a ) Transfer, in whole or in part, Project Property or other Collateral ( other than a Permitted Asset Disposition or, in the case of the Tailings Facilities, other than as permitted pursuant to the Tailings Direct Agreement(s)) ; or (b) agree to, or enter into any agreement, arrangement or other transaction with any Person that would cause, or otherwise allow or permit to occur, a Change of Control of any Seller Group Member . ( 7 . 2 Permitted Change of Control Following the earlier of (x) the date falling 1 8 months after the Completion Date and (y) the date of any Liquidity Event, Section 7 . 1 shall not prohibit any Transfer ( in whole or in part ) or Change of Control of the Seller or Blyvoor Resources if : ( a ) the Seller shall have provided the Purchaser with at least 60 days prior written notice of the proposed Transfer or Change of Control; (b) the Person acquiring shares in or Control of the Seller, or, if the Person acquiring shares or Control is controlled by another Person, the ultimate parent owner thereof, provides a Guarantee in favour of the Purchaser of the Stream Obligations, such Guarantee to be in the form of the Guarantee provided by Blyvoor Gold provided that the Guarantor's liability shall be limited to the value of its shares in the Seller or Blyvoor Resources (as applicable) ; ( (c) each Person that, as a result of the Transfer or Change of Control, acquires a direct or indirect interest in the Project Property grants the same charges and security interests in, to and over the Collateral, and enters into the same Security Documents and Guarantees, entered into by the relevant Seller Group Members pursuant to Article 9 ; (d) the Persons referred to in subsections 7 . 2 (b) and 7 . 2 ( c ) above satisfy the conditions set forth in Sections 3 . 2 ( c ), 3 . 2 ( e ), 3 . 2 (g), 3 . 2 (h), 3 . 2 (i) and 3 . 2 ( m ) as if such provisions applied to them, with appropriate modifications ; ( e ) all necessary consents and approvals of any Governmental Body or other Person are obtained or satisfied with respect to such Transfer or Change of Control; (f) there is no Seller Event of Default (or an event which with notice, determination or lapse of time or any combination of them would become a Seller Event of Default ) that has occurred and is continuing ; (g) the Purchaser does not reasonably expect such Transfer or Change of Control to have a Material Adverse Effect ( where, in the definition of " Material Adverse Effect " ,

52 L - LIV E - EMEA1:39919175v l7 references to " Seller Group Members" shall instead refer to the Persons referred to in subsections 7.2(b) and 7.2(c) above, as applicable); (h) the Purchaser is satisfied that the Transferee is an Eligible Transferee; and ( i ) if the Persons referred to in subsections 7 . 2 (b) and 7 . 2 ( c ), or any of their Affiliates, have any outstanding Debt secured by the same assets secured under the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser on terms and conditions acceptable to the Purchaser . ARTICLE S NOT USED ARTICLE 9 SECURITY AND GUARANTEES 9.1 Security and Guarantees ( a ) Subject to the matters referred to in Section 6 . 5 (g) and Section 9 . 6 , as security for the due and punctual payment of all of the Stream Obligations, the Seller shall, and shall cause each Guarantor to, grant and maintain from time to time until the Security Release Date, a continuing security interest and a first - ranking Encumbrance in favour of the Security Agent over all of the Collateral from time to time ( subject only to Permitted Encumbrances) with such ranking as is in the lntercreditor Agreement, and in furtherance thereof shall deliver or cause to be delivered to the Security Agent, for the benefit of the Purchaser, in form and substance satisfactory to the Purchaser and the Security Agent the following Security Documents relating to the Collateral : (i) Cession in Security ; (ii) Share Pledge Agreement(s) ; (iii) Mortgage Bond ; (iv) General Notarial Bond ; (v) Special Notarial Bond ; (vi) an assignment of the proceeds of the Seller's insurance ; ( (vii) all share certificates, stock powers of attorney, insurance certificates, and endorsements, documentation, consents or authorizations necessary in order to make valid and effective the aforementioned agreements . (b) As security for the due and punctual payment of all of the Stream Obligations, the Seller shall cause each Guarantor to grant and maintain from time to time a Guarantee of the Stream Obligations from each Guarantor in favour of the Purchaser, in form and

53 L_LIVE_EMEA I : 399 l9l 75v l 7 substance satisfactory to the Purchaser. The Seller shall procure that each such Guarantee is maintained in full force and effect until the later of: ( i ) the Security Release Date; and ( ii ) the date on which (x) the relevant Guarantor ceases to Control, directly or indirectly, 5 0 % of the issued share capital of the Seller and (y) shares in the Seller or Blyvoor Resources are not held directly or indirectly by Orion Mine Finance II L . P . , or any of its Affiliates, and (z) the Purchaser is no longer Orion Mine Finance II L . P . , or any of its Affiliates, provided that the Guarantee from Blyvoor Gold will also be released on the date that such Guarantee is required to be released for the purposes of completing a Listing ( as defined in the Shareholders Agreement ) as contemplated under part ( i ) of the definition of Liquidity Event, such date in respect only of the relevant Guarantee, the "Guarantee Release Date" . 9 . 2 Additional Security and Guarantee from new shareholder Until the Security Release Dat e , the Seller shall cause each Person that becomes a shareholder in the Seller or Blyvoor Resources ( other than the Purchaser or its Affiliate) after the date hereof (by way of acquisition or otherwise) to deliver to the Security Agent a Guarantee of the Stream Obligations (which shall be limited to the value of its shares in the Seller or Blyvoor Resources ( as applicable)), ( ii ) and security over the shares of the Seller an d / or Blyvoor Resources ( as applicable) held by such Person, substantially to the same form as the original Share Pledge Agreement, and a third party legal opinion from such Person's counsel concerning such Person and Share Pledge Agreement to which such Person becomes a Part y , all to be delivered to the Purchaser within 30 days of such Person first becoming a shareholder in the Seller together with all share certificates, stock powers of attorney, consents, authorizations, registrations (or evidence of the filing of the same with the applicable authority for the purposes of registration) and supporting documentation (including updates to disclosure schedules hereto ) in respect thereof as necessary in order to make valid and effective the aforementioned agreements and perfect the Encumbrances provided for therein . ( 9.3 Further Assurances - Security Until the Security Release Date, the Seller shall take, and shall cause each other Person providing Security to take, or cause to be taken, such action and execute and deliver or cause to be executed and delivered to the Purchaser or the Security Agent (as applicable) such agreements, documents and instruments as the Purchaser may reasonably request, and register, file or record the same (or a notice or financing statement in respect thereof ) in all offices where such registration, filing or recording is, in the reasonable opinion of the Purchaser, necessary or advisable to constitute, perfect and maintain the Security Documents referred to in Section 9 . I or 9 . 2 as first - ranking Encumbrances of the Person granting such Encumbrances, subject only to the Permitted Encumbrances in each case within a reasonable time after the request therefor by the Purchaser or the Security Agent, and in each case, in form and substance satisfactory to Purchase r , acting reasonably . 9 . 4 Security Effective Notwithstanding Date of Prepayment Amount Until the Security Release Date, the Security shall be effective and the undertakings in this Agreement and the other Stream Documents with respect thereto shall be continuing, whether the monies hereby or thereby secured or any part thereof shall be advanced before or after or at the same time as the creation of

5 4 L_LIVE_EMEAl :39919175v l 7 any such Security or before or after or upon the date of execution of this Agreement . The Security shall not be affected by any payments under this Agreement or any of the other Stream Documents but shall constitute until the Security Release Date continuing and effective security in favour of the Security Agent for the benefit of the Purchaser for the Stream Obligations from time to time . 9 . 5 No Merger The Security shall not merge in any other security. 9 . 6 Release of Security ( a ) If: ( ( i ) (1) the aggregate Gold Market Price for all ounces of Refined Gold delivered to the Purchaser under this Agreement (calculated for each such ounce of Refined Gold on the basis of the Gold Market Price on the Business Day immediately preceding the Date of Delivery of such Refined Gold ) ; LESS (2) the aggregate Gold Purchase Price for all ounces of Refined Gold delivered to the Purchaser under this Agreement, is at least equal to a US Dollar amount that is equal to (x) the Prepayment Amount plus (y) an amount equal to a return on the Prepayment Amount of 8 % compounding annually with effect from the date of this Agreement ; ( ii ) all other amounts due to the Purchaser from any Seller Group Member have been irrevocably paid in full; and ( iii) no Seller Event of Default is continuing, ( the date on which these conditions are satisfied, the " Security Release Date" ) the Purchaser will promptly give notice to the Security Agent in accordance with the Intercreditor Agreement that the Purchaser Security Release Date (as defined in the Intercreditor Agreement ) has occurred . (b) To the extent that the Security created further to the Share Pledge Agreement entered into by Blyvoor Gold is required to be released for the purposes of completing a Listing (as defined in the Shareholders Agreement) as contemplated under part ( i ) of the definition of Liquidity Event then the Purchaser will give notice to the Security Agent, in accordance with the provisions of the Intercreditor Agreement relating to release of security ( in whole or in part ), releasing the Purchaser's interest in such Security . 9 . 7 Stockpiling If the Seller intends to stockpile, store, warehouse or otherwise place Minerals off the Project Real Property, before doing so, the Seller shall obtain from the property owner, operator or both, as applicable, where such stockpiling, storage, warehousing or other placement occurs, to provide in favour of the Purchaser a written acknowledgement in form and substance satisfactory to the Purchaser, acting

55 L_LIVE_EMEA1 : 39919175v l7 reasonably, which provides that the Seller's and/or its Affiliates', as applicable, rights to the Minerals shall be preserved and which acknowledges the Security Agent's Encumbrances thereon and provides the Security Agent with a right of access in the event of enforcement by the Security Agent of the Securit y . ARTICLE 10 REPRESENTATIONS AND WARRANTIES 1. Representations and Warranties of the Seller The Seller, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, hereby makes, on and as of the date hereof, the representations and warranties to the Purchaser set forth in Schedule D, subject only to any fact, matter, event or circumstance Fairly Disclosed in Part 1 of Schedule F with specific reference to such representation or warranty . 2. Representations and Warranties of the Purchaser The Purchaser, acknowledging that the Seller is entering into this Agreement in reliance thereon, hereby makes, on and as of the date hereof, the representations and warranties to the Seller set forth in Schedule E . ( 10.3 Status of Representations and Warranties ( a ) The representations and warranties set forth in Schedules D and E shall survive the execution and delivery of this Agreement. (b) The representations and warranties set forth in Schedules D shall continue and remain in force notwithstanding the satisfaction or waiver of the conditions set out in Section 3 . 2 and the performance of obligations under this Agreement ( i ) such that the Purchaser shall be entitled to bring any claims under this Agreement in relation to any breach of any such Warranty ; and (ii) provided that no Warranty shall be given or deemed to have been given by the Seller on and as at any date following the satisfaction or waiver of all of the conditions set out in Section 3 . 2 except as expressly set out in Sections 3 . 2 and 7 . 2 (d) . ( c ) Each Warranty shall prima facie be deemed to be material and to be a material representation inducing the Purchaser to enter into this Agreement. 4. Knowledge Where a Warranty is qualified by the expression " so far as the Seller or any Seller Group Member are aware" or any similar expression, this means the knowledge of the Seller or the any Seller Group Member, provided that the Seller and each Seller Group Member shall be deemed to have actual knowledge of all facts, circumstances, events, matters and information either (i) actually known to any of the directors of the Seller or a Seller Group Member or (ii) which could reasonably have become known to any of the directors of the Seller or a Seller Group Member or any of the Key Individuals following reasonable and diligent enquiries by all such individuals . 5. Warranties Not True and Correct If at any time the Seller becomes aware that any Warranty given by it under this Agreement is not true and correct :

56 L_LIVE_EMEA1:39919175v l 7 ( a ) it shall, as soon as practicable, notify the Purchaser in writing of the occurrence and in sufficient detail to enable the Purchaser to reasonably identify and make a reasonably accurate assessment of the notified occurrence ; and (b) if requested by the Purchaser, it shall use its commercially reasonable endeavours to prevent or remedy the notified occurrence. 10 . 6 Separate Warranties Each Warranty shall be a separate Warranty and shall in no way be limited to, or restricted by reference to or by inference from, the terms of any other Warranty, or by any words in this Agreement or any of the Schedules hereto . ( ARTICLE 11 SELLER EVENTS OF DEFAULT 11 . 1 Events of Defa ult Each of the following events or circumstances that is continuing constitutes an event of default by the Seller ( each, a "Seller Event of Default" ), provided that each following event or circumstance that relates to any Guarantor, Security or Security Documents (or any part thereof ) shall be a Seller Event of Default only until the Security Release Date : ( a ) the Seller fails to sell and deliver Refined Gold to the Purchaser on the terms and conditions set forth in this Agreement within two Business Days of the date upon which sale and delivery is required hereunder or the Seller or any Guarantor fails to pay any amount due under this Agreement or the Guarantee, as applicable ; (b) other than as provided for elsewhere in this Section 11 . 1 , the Seller or any Guarantor is in breach or default of any other terms or any of its other covenants or obligations, set forth in this Agreement, any other Stream Document or the Offtake Agreement which breach or default is not remedied within a period of 30 days after the earlier of ( i ) delivery by the Purchaser to the Seller or any Guarantor, as applicable, of written notice of such breach or default, and ( ii ) the date the Seller became aware of or if, earlier, should reasonably have become aware of such breach ; ( ( c ) the Seller or any Guarantor makes any representation or warranty under any Stream Document which is, in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality ), incorrect or incomplete when made or deemed to be made and the circumstance giving rise to such incorrectness or incompleteness are not remedied, if capable of remedy, within a period of 30 days after the earlier of ( i ) delivery by the Purchaser to the Seller or any Guarantor, as applicable, of written notice of such incompleteness or incorrectness, and ( ii ) the date the Seller became aware of or if, earlier, should reasonably have become aware of such incompleteness or incorrectness ; (d) the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor ceases or threatens to cease to carry on its business or admits its inability, or fails, to pay its debts generally as they become due ;

57 L_LIVE_EMEA I :39919175v 17 ( e ) the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor becomes bankrupt, whether voluntarily or involuntarily, or is or is deemed by any authority or legislation to be "Financially Distressed" ( as defined in the Companies Act ), or becomes subject to any proceeding seeking liquidation, arrangement, monitorship, business rescue or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise ), relief of creditors or other procedure or the appointment of a receiver, liquidator, trustee or business rescue practitioner or other similar officer over any of the Collateral, and such proceeding is not contested by the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor, as applicable, diligently, in good faith and on a timely basis and dismissed or stayed within 30 days of its commencement or issuance (for greater certainty, such 30 - day grace period shall not apply if the Seller or any Guarantor becomes bankrupt voluntarily or any such proceedings are initiated by the Seller or any Guarantor) ; (f) an order is made or a resolution is passed for the winding up, liquidation or dissolution of the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor ; (g) one or more judgments, orders or decrees is entered against the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor for an amount in excess of $ 2 , 000 , 000 (or its equivalent in other currencies ) (indexed) or any e x p r o p r i a t i o n , attachment, sequestration, implementation of any business rescue plan, distress, execution or other legal process affects any material asset of the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor and such judgment, order, decree or legal process has not been paid, discharged or stayed within 21 days and the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or such Guarantor, as applicable, has not demonstrated to the satisfaction of the Purchaser that it is diligently contesting that judgment or order by appropriate proceedings and has made adequate provision for the payment thereof ; (h) all or a material part of the Project, the Tailings Facilities or the Collateral is sold, transferred, Encumbered or assigned (other than pursuant to a Transfer permitted under this Agreement or Permitted Encumbrance, as applicable } , provided that Blyvoor Operations shall be permitted to sell, Transfer or Encumber tailings facilities which it owns other than the Tailings Facilities without it constituting a Seller Event of Default under this Section 11 . l (h) ; ( i ) an Encumbrancer or any other Person takes possession of any of the Tailings Facilities or the Collateral by appointment of a receiver, receiver and manager, business rescue practitioner or other similar officer, or otherwise ; U) a Transfer or Change of Control ( as applicable) occurs in respect of the Seller, any Guarantor, the Tailings Facilities or the Project otherwise than in accordance with this Agreement or the Seller is otherwise in breach or default of any of its obligations under Article 7 ; (k) the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor takes or seeks to take any action to abandon all or any material portion of the Collateral or the Tailings Facilities (other than as permitted under Section 6 . 8 ) ;

58 L_LIVE_EMEA1:399 l9175v l 7 ( I ) any Governmental Body issues an Order to suspend or cancel a Project Authorization or directly or indirectly expropriates, nationalizes, seizes, appropriates, compulsorily acquires, intervenes or restricts the Seller or Blyvoor Operations (for as long as it owns the Tailings Facilities) (including the displacement of all or any part of the management), or a material part of the Project or the Tailings Facilities ; ( m ) it is or becomes unlawful, or any action taken by a Governmental Body makes it impractical or impossible, for any Seller Group Member to perform any of its material obligations under any Stream Document or for Blyvoor Operations to perform any of its material obligations under the Tailings Access Agreement or the Tailings Direct Agreement( s ) ; (n) the Seller or a Seller Group Member, or any officer, employee or representative of any of them, is charged with breaching any Anti - Money Laundering Laws, any Anti - Corruption Laws or any Sanctions ; ( o) the acceleration of any loan or other amount due under the Credit Agreement; (p) the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities ) or any Guarantor fails to make any payment when such payment is due and payable to any Person in relation to any Debt having a principal amount in excess of $ 2 , 000 , 000 , and any applicable grace period in relation thereto has expired ; ( q) any of the Security, any Stream Document, any Contract in connection with the Project, any Seller Group Member or the Tailings Facilities or (for as long as it owns the Tailings Facilities) Blyvoor Operations, or any obligation of any party under any of them other than the Purchaser ( in any capacity), is repudiated or contested by any party under any of them other than the Purchaser ( in any capacity), in whole or in part, is not or ceases to be in full force and effect, or is invalidated or rendered unenforceable by any act, regulation or governmental action or is determined to be invalid by a court or other judicial entity or, in the case of the Security, to not constitute a first ranking priority Encumbrance in the Collateral, subject only to Permitted Encumbrances except where any such event or circumstance is immaterial and is remedied within a period of 30 days after the earlier of (i) delivery by the Purchaser to the Seller of written notice of such occurrence, and (ii) the Seller becoming aware of such occurrence ; (r) a final judgment, order, writ of execution, garnishment or attachment or similar process for an amount in excess of $ 2 , 000 , 000 is issued or levied against the Seller, Blyvoor Operations (for as long as it owns the Tailings Facilities) or any Guarantor or any material portion of the Project Property, provided that to the extent that any such judgment, order, writ of execution, garnishment or attachment or similar process is appealable or contestable, such judgment, order, writ of execution, garnishment or attachment or similar process remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days after the right to appeal or contest arises ; (s) except where permitted under Article 6 . 8 , the Seller or Blyvoor Operations (for as long as it owns the Tailings Facilities ) takes or seeks to take any action to ( i ) abandon the construction or operation of the Project or the Tailings Facilities ( as applicable), ( ii ) put the Project or the Tailings Facilities ( as applicable) on care and maintenance, or

59 L - LIV E - EMEA1:39919175v l 7 (ii i ) otherwise abandon or suspend construction, development or mining operations at the Project or the Tailings Facilities (as applicable ) or to cease to maintain mining operations in such a manner as to allow for delivery of Refined Gold as contemplated by this Agreement provided that if such suspension is due to (x) planned maintenance in accordance with the Project Schedule and Good Industry Practice and not exceeding 10 Business Days or (y) the remediation of any defect or damage to the Project where the period of such remediation does not exceed 20 Business Days and the reasonably expected Project Costs of such remediation will be fully met by an insurance policy of the Seller or Blyvoor Operations (as applicable) then such suspension will not constitute a Seller Event of Default under this paragraph 11 . 1 ( s ) ; ( t ) any Project Authorization that has been previously obtained by any Seller Group Member or Blyvoor Operations in respect of the Tailings Facilities is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated ( whether in whole or in part ) or otherwise is not, or ceases to be, in full force and effect at any time ; (u) the Seller fails to obtain, or loses the right to, or benefit of, a Material Project Authorization and, where such circumstance or event is capable of being remedied and the Seller is diligently pursuing a remedy, such circumstance or event is not remedied within a period of 30 days after the earlier of ( i ) delivery by the Purchaser to the Seller of written notice of such circumstance or event, and ( ii ) the date the Seller became aware of or if, earlier, should reasonably have become aware of such circumstance or event ; (v) a material default occurs and is continuing under any Material Contract after giving effect to any cure period thereunder or any Material Contract is terminated other than at the end of its term or with the prior written consent of the Purchaser, acting reasonably and such circumstance or event is not remedied or such contract is not replaced with another contract satisfactory to the Purchaser within a period of 30 days after the earlier of ( i ) delivery by the Purchaser to the Seller of written notice of such circumstance or event, and (ii) the Seller becoming aware of such circumstance or event ; (w) the Completion Date has not occurred on or before the earlier of (i) November 30 , 2020 or ( ii ) the date falling eight (8) months after the commencement of processing of ore by the Process Plant ; (x) a suitably qualified international investment bank, with proven expertise in mining equity transactions in the Republic of South Africa, has not been appointed by 30 June 2022 in order to advise on and implement a Liquidity Event ; (y) any material breach of the Subscription Agreement by a party to it other than the Purchaser; (z) all the conditions precedent further to Section 3.2 have not been satisfied by the Seller or waived by the Purchaser by 31 December 2018; ( aa ) any: ( i ) foreign exchange law or de facto law or rule, currency control or export restrictions are amended, enacted or introduced in the Republic of South Africa that has the effect of prohibiting, or restricting or delaying in any material respect any payment that any Seller Group Member is required to make in accordance

6 0 L_LIVE_EMEA1:39919175vl7 with the terms of any of the Stream Documents or the ability of any Seller Group Member or the Purchaser to convert, transfer or repatriate cash outside the Republic of South Africa ; or ( ii ) Exchange Control approval required for or in connection with the performance of any obligations under any Stream Document is cancelled, withdrawn, forfeited or revoked or any other action having similar effect is taken ; (bb) the occurrence of a Material Adverse Effect; and ( cc ) The Seller has failed to comply with any of its obligations under Section 6.7(c). 11.2 Remedies ( a ) Subject to paragraph (b), if a Seller Event of Default occurs and is continuing, the Purchaser shall have the right, upon written notice to the Seller, at its option and in addition to and not in substitution for any other remedies available to it hereunder or at law or equity, to take any or all of the following actions : ( i ) demand and promptly receive all amounts and deliveries owing by the Seller to the Purchaser; ( ii ) terminate this Agreement by written notice to the Seller and, without limiting Section l l . 2 ( a )( i ), demand and promptly be paid the Early Termination Amount plus ( without double - counting) all damages and losses suffered or incurred as a result of the occurrence of such Seller Event of Default and termination ; (iii) demand and promptly receive all the Purchaser's costs of enforcing its rights in connection with such Seller Event of Default and taking any of the actions under or in connection with this Section 1 l . 2 ( a ) ; and ( iv ) enforce any of the Security . If a Seller Event of Default set out in Article 11 . l (x) occurs, the Purchaser shall be entitled to exercise one or more of its rights pursuant to paragraph (a) above only if such Purchaser is OMF Fund II (SO) Ltd . , Orion Mine Finance II L . P . or any of Orion Mine Finance II L . P . 's Affiliates . c (b) ( c ) The Parties hereby acknowledge and agree that (i) the Purchaser will be damaged by a Seller Event of Default ; ( ii ) it would be impracticable or extremely difficult to fix the actual damages resulting from a Seller Event of Default ; ( iii ) any sums payable in accordance with Section l l . 2 ( a )( ii ) with respect to a Seller Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable ; and (iv) all amounts payable in accordance with Section 1 l . 2 (a)(ii) with respect to a Seller Event of Default are agreed by both Parties to be fair and reasonable and to be within proportion to the legitimate interests of the Purchaser having regard to the nature of the obligations that are to be performed by the Seller in accordance with this Agreement .

61 L_LlVE_EMEA1:39919175v l 7 (d) For greater certainty, if the Purchaser does not exercise its termination right under Section I I . 2 ( a )( ii ), the obligations of the Seller or any successors following a realization hereunder shall continue in full force and effect . ARTICLE 12 PURCHASER EVENTS OF DEFAULT 12.1 Events of Default Each of the following events or circumstances constitutes an event of default by a Purchaser (each, a "Purchaser Event of Default" ): ( a ) the Purchaser fails to pay any portion of the Prepayment Amount to the Seller in accordance with this Agreement where all of the applicable conditions in Section 3 . 2 , have been satisfied or waived ( any such unpaid portion of the Prepayment Amount, the "Unpaid Prepayment Amount") ; (b) the Purchaser fails to pay any amount due under this Agreement (other than the Unpaid Prepayment Amount) and such breach is not remedied within a period of two Business Days following the due date for payment of such amount ; ( c ) the Purchaser is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement ( other than those set out in paragraphs ( a ) and (b) above ) or any other Stream Document, which breach or default is not remedied within a period of 15 Business Days after the earlier of ( i ) delivery by the Seller to the Purchaser of written notice of such breach or default, and (ii) the Purchaser becoming aware of such breach ; or ( d) the Purchaser makes any representation or warranty under any Stream Document which is, in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality ), incorrect or incomplete when made or deemed to be made . c 12.2 Remedies ( a ) In addition to and not in substitution for any other remedies available to it hereunder or at law or in equity, if a Purchaser Event of Default described in Section 12 . l ( a ) has occurred and is continuing for more than l 0 Business Days, then the Seller shall only have the right, at its option, to do any one or more of the following : ( i ) terminate this Agreement by written notice to the Purchaser, subject to the Seller returning to the Purchaser an amount equal to 90 % of the portion of the Prepayment Amount paid by the Purchaser as at the date of such termination within 10 Business Days of the date of termination ; or ( i ) suspend the performance of all or any of its obligations under this Agreement until the Unpaid Prepayment Amount is paid, subject to giving prior written notice to that effect to the Purchaser . Notwithstanding the foregoing, in the event that the Purchaser has disputed the satisfaction of any condition precedent in respect of a relevant portion of the Unpaid

6 2 L_LIVE_EMEA1:39919175vl7 Prepayment Amount, and such dispute is determined favourably to the Seller in accordance with the provisions hereof, the Purchaser will have 10 Business Days to pay such Unpaid Prepayment Amount before the Seller may exercise its rights under this Section 12 . 2 (a) . (b) Subject to Section 12.2( c ), if a Purchaser Event of Default under Section 12.l (b) to 12 . l ( d) has occurred and is continuing, the Seller shall have no right to terminate, rescind, cancel, suspend or treat as terminated or discharged this Agreement, but shall be entitled to all other remedies available to it against the Purchaser under this Agreement or at law or in equity. ( c ) I f a Purchaser Event of Default under Section 12 . 1 (b) occurs and any of the events set out in Section 11 . 1 (e) or 11 . 1 (f) has occurred ( with references to " Seller or any Guarantor" being deemed to be references to "Purchaser" for the purpose of this Section l 2 . 2 ( c )) then the Seller may only : ( i ) suspend the performance of all or any of its obligations under this Agreement until the relevant payment has been made, subject to giving prior written notice to that effect to the Purchaser ; or ( ii ) if it is not permitted under Applicable Law to suspend performance further to Section 12 . 2 ( c )( i ) and it is not permitted under Applicable Law to set - off deliveries of Refined Gold against sums due from the Purchaser, terminate this Agreement by written notice to the Purchaser, subject to the Seller returning to the Purchaser an amount equal to 90 % of the portion of the Uncredited Balance as at the date of such termination within 10 Business Days of the date of termination . ARTICLE 1 3 TAX E S 1 3 . 1 Taxes ( a ) All deliveries of Refined Gold and any other payments and transfers of property of any kind made under this Agreement or any other Stream Document by or on behalf of the Seller shall be made free and clear and without any present or future deduction, withholding, charge, levy or imposition for or on account of any Taxes, except as required by Applicable Laws . Subject to Section 13 . l (d) below, all Taxes, if any, as are required by Applicable Laws to be deducted, withheld, charged, levied, collected or imposed on any Person on or with respect to any such delivery, payment or transfer made by or on behalf of the Seller shall be paid by the Seller by delivering or paying to the Purchaser, in addition to such delivery, payment or transfer, such additional delivery, payment or transfer as is necessary to ensure that the net amount received by the Purchaser (net of any such Taxes, including any Taxes required to be deducted, withheld, charged, levied, collected or imposed on any such additional amount) equals the full amount that the Purchaser would have received had no such deduction, withholding, charge, levy, collection or imposition been required . (b) Subject to Section 13 . l (d), if the Purchaser becomes liable for any Tax, other than Excluded Taxes, imposed on any payments or deliveries under this Agreement, the Seller shall indemnify the Purchaser for such Tax, and the indemnity payment shall be increased

6 3 L_LIVE_EMEA1:39919175vl7 as necessary so that, after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment ), the Purchaser shall receive the full amount of Taxes for which it is liable and are due and payable . If reasonably requested by the Seller, the Purchaser will use reasonable efforts to dispute the imposition or assertion of such Taxes by the relevant Governmental Body, all at the Seller's expense . A certificate as to the amount of such payment or liability delivered to the Seller by the Purchaser shall be conclusive absent manifest error . ( c ) If the Purchaser determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section 1 3 . 1 or that, because of the payment of such Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Seller an amount equal to such refund or reduction ( but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 13 . I with respect to the Taxes giving rise to such refund or reduction ), net of all out - of - pocket expenses of the Purchaser and without interest (other than any net after - Tax interest paid by the relevant Governmental Body with respect to such refund) . The Seller, upon the request of the Purchaser, agrees to repay the amount paid over to the Seller ( plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Purchaser if the Purchaser is required to repay such refund or reduction to such Governmental Body . This Section 1 3 . l ( c ) shall not be construed to require the Purchaser to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction . (d) Notwithstanding Sections 13 . l ( a ) and 13 . l (b), the Seller shall not be responsible for any Excluded Taxes ( as defined below ) imposed or collected by any jurisdiction in respect of deliveries of Refined Gold or payments and transfers of property of any kind made by a Seller Group Member pursuant to this Agreement, the Guarantee or any Security Documents . For these purposes "Excluded Taxes" means any Taxes that are recoverable by a Purchaser or its assignees by way of input tax credit, refund or rebate and any additional Taxes imposed or collected by a jurisdiction by reason of the Purchaser (or any assignee of the Purchaser pursuant to Section 16 . 1 1 , but with respect only to the interest of such assignee) being incorporated or resident in that jurisdiction, carrying on business in, or having a permanent establishment or a connection in that jurisdiction or participating in a transaction separate from this Agreement in that jurisdiction, in each case determined by application of the laws of that jurisdiction, other than by reason of purchasing Refined Gold under this Agreement, receiving payments or deliveries under this Agreement in that jurisdiction, making payments under this Agreement, or enforcing rights under this Agreement or any other Stream Document and in all cases "Excluded Taxes" does not include VAT or other value - added taxes . ( e ) The Parties agree to reasonably cooperate to ( i ) ensure that no more Taxes, duties or other charges are payable other than as required under Applicable Law and (ii) obtain a refund or credit of any Taxes which have been overpaid .

6 4 L_LIVE_EMEA1:39919175vl7 ARTICLE 14 INDEMNITIES 14.1 Indemnity of the Seller Without limiting Section 11 . 2 , the Seller agrees to indemnify and save the Purchaser and its Affiliates and their directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of : (a) any breach or inaccuracy of any representation or warranty of any Seller Group Member contained in this Agreement or the other Stream Documents, including without limitation the representations and warranties set forth in Schedule D hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto ; (b) any breach, including breach due to non - performance, by any Seller Group Member of any covenant or agreement to be performed by any Seller Group Member contained in this Agreement or the other Stream Documents or in any document, instrument or agreement delivered pursuant hereto or thereto ; ( c) the development or operation of the Project; ( d) the failure of the Seller or any Affiliate of any Guarantor to comply with any Applicable Law, including any Applicable Law relating to environmental matters and reclamation obligations ; or ( e) the physical environmental condition of the Project and matters of health and safety related to the Project or any action or claim brought with respect thereto (including conditions arising prior to the date of this Agreement), provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons. 14.2 Non - Party Indemnified Persons The Purchaser shall act as the trustee to its related indemnified persons under this Article 14 to the extent indemnified under this Agreement and accepts this trust and will hold and enforce the covenants herein on behalf of such related indemnified persons . ARTICLE 15 NOT USED ARTICLE 16 GENERAL 16.1 Disputes and Arbitration (a) Arbitration ( i ) Any dispute, controversy or claim arising out of or in connection with this Agreement including any question regarding its existence, validity or termination ( a "Dispute" ) shall be referred to and finally resolved by arbitration under the

LCIA Arbitration Rules of the London Court of International Arbitration (the "**Arbitration Rules**") (which are deemed to be incorporated by reference into this Section 16.1). The number of arbitrators shall be three (3). The claimant shall nominate one (1) arbitrator for appointment by the LCIA Court and the respondent shall nominate one (1) arbitrator for appointment by the LCIA Court (in the Request and in the Response, respectively). To the extent that the claimant or respondent fails nominate an arbitrator for appointment by the LCIA Court in the Request and/or Response (as applicable), the relevant arbitrator shall be chosen and appointed by the LCIA Court. The third arbitrator, who shall be the president of the arbitral tribunal, shall be selected by the two co-arbitrators within thirty (30) days of their appointment. To the extent the third arbitrator is not selected by the end of this thirty (30) day period, such arbitrator shall be chosen and appointed by the LCIA. The seat of arbitration shall be London, England, and the language of arbitration shall be English. The award shall be final and binding upon the Parties and the costs of the arbitration shall be apportioned by the tribunal. Judgment on the award may be entered in any court having jurisdiction. The Emergency Arbitrator provisions in the Arbitration Rules shall not apply. This Section 16.1 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

(ii) The arbitration, including any settlement discussions between the Parties related to the subject matter of the arbitration, shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration and any appeal therefrom. None of the Parties shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, an application to a court for provisional remedies, or to satisfy that party's financial reporting obligations, the disclosing party shall promptly notify the other party of such disclosure, shall limit such disclosure to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

(iii) Any award of the tribunal and the reasons therefor shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof or for the purposes of any challenge or appeal therefrom; (ii) for either party to comply with its disclosure obligations under Applicable Law; (iii) to permit the Parties to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the Parties to consult with their professional advisors or to satisfy their financial reporting obligations.

(iv) The arbitration agreement set out in this Section 16.1 shall be governed by and construed in accordance with English law.

65

L_LIVE_EMEA1:39919175v17

(b) Seller in any such action, suit or proceeding shall be conclusive and may be 66 L_LIVE_EMEA1:39919175vl7 Consolidated a rbitration ( i ) In order to facilitate the comprehensive resolution of related Disputes, all Disputes between any of the Parties in respect of this Agreement and/or any other related agreement to which the same Parties or their Affiliates or Related Funds are party may be consolidated into a single consolidated arbitration subject to the provisions of this section . If two or more arbitrations are commenced hereunder and/or the related agreements, any party named as claimant or respondent in any of these arbitrations may petition the arbitral tribunal appointed in the arbitration commenced first ( the "First Tribunal") for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal ( a "Consolidation Order" ) . The First Tribunal may only make a Consolidation Order in the following circumstances : (1) all parties to all the arbitrations sought to be consolidated agree to consolidation; or (2) the First Tribunal detennines that : (i) there are issues of fact or law common to the arbitrations such that a consolidated arbitration would be more efficient than separate arbitrations ; and ( ii ) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise . All the parties to the arbitrations consent to consolidation pursuant to a Consolidation Order and agree to waive any rights that they may have to object to arbitrators of the First Tribunal on the ground that they have not been nominated or appointed by such parties . In this Section 16 . l(b), "Related Fund" in relation to a fund ( the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund . c (c) Purchaser's option to resolve Dispute through English Courts ( i ) Notwithstanding Section 16 . l( a ), the Purchaser shall be entitled at any time or, where it receives a Request for Arbitration from the Seller in respect of one or more Disputes, within 21 days of the date of such receipt, by notice in writing to the Seller require that a Dispute be heard by a court of law instead of arbitration . If the Purchaser gives such notice, the Dispute (s) to which such notice refers shall be determined in accordance with Sections 16 . l (c)(iii) below . ( ii) Where the Purchaser gives notice to the Seller in accordance with Section 16 . I ( c )(i) above, the Seller shall forthwith withdraw any Request for Arbitration it has sent to the LCI A . ( iii ) The Parties agree that, where the Purchaser gives notice to the Seller in accordance with Section 16 . 1 ( c )(i) above, the courts of England shall have exclusive jurisdiction to settle such Dispute (s) and, for such purposes, the Seller irrevocably submits to the jurisdiction of such court s . Final judgment against the enforced in any other jurisdiction, including the Republic of South Africa, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Applicable Law . (iv) For the purposes of Section 16 . l ( c )( iii ) above, the Seller agrees that the courts of England are the most appropriate and convenient courts to settle such Disputes, and irrevocably waives any objection which they might now or hereafter have to the courts of England being nominated as the forum to hear and determine any such Disputes . 67 L_LIVE_EMEA l :39919175v l7 2. Further Assurances Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise . 3. No Joint Ventu re Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchaser and the Seller or any Seller Group Member . 4. Governing Law and Jurisdiction ( ( a) This Agreement and any non - contractual obligations arising from or connected with it shall be governed by English law and this Agreement shall be construed in accordance with English law . (b) The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. 5. Notices Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by facsimile transmission or other by electronic communication, addressed to : (i) I f to the Seller to: Blyvoor Gold Capital ( Pty ) Ltd 9, 5th Street Houghton Estate 2198 Johannesburg South Africa Facsimile: E - mail: +27 11 486 1520 Richard@blyvoorgold.com

( ii) successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person 68 L_LIVE_EMEA1:39919175vl 7 I f to Purchaser: c / o Maples Corporate Services PO Box 309, Ugland House, S Church st Grand Cayman, KY 1 - 1104, Cayman Islands Attention: Facsimile: Stephen Watler + l 345 949 8080 with a copy to: Orion Resource Partners (USA) LP 1211 Avenue of the Americas, Suite 3000 New York, NY 10036 Attention : Facsimile : Email : General Counsel (212) 596 - 3489 notices@orionrp.com or at such other address, facsimile number or email address as such Party from time to time directs in writing to the other Party . Any notice or other communication given in accordance with this section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4 : 00 pm at of the place of delivery ; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery . Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4 : 00 pm at the place of receipt ; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission . 6. Press Releases The Parties shall jointly plan and co - ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their Affiliates under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available . 7. Amendments This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties . 8. Beneficiaries Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement . 9. Entire Agreement This Agreement, the Stream Documents and the other Key Transaction Documents ( excluding the Credit Agreement) together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto . There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, with respect to the subject matter hereof and thereof by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement, the Stream Documents or the other Key Transaction Documents (excluding the Credit Agreement) . 10. Waivers Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given . No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right . No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right . 11. Assignment Person or Sanctioned Entity, provided that the Purchaser may make such assignment or 69 L_LIVE_EMEA1:39919175v l7 ( a ) This Agreement and the other Stream Documents shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns . (b) Subject to Section 16 . 1 1 ( d), the Purchaser shall be entitled at any time and from time to time, to assign or transfer, including by way of syndication or granting of participation rights, any of its rights and obligations under any of this Agreement and the other Stream Documents without the consent of the Seller or any Seller Group Member and the Seller shall and shall procure that each Seller Group Member shall promptly execute and deliver any documents required by the Purchaser in relation thereto including in relation to : ( i ) the treatment of the assignee or transferee ( as applicable ) as a Purchaser for all purposes of this Agreement, its entitlement to the full benefit hereof and its compliance with the obligations of the assigning Purchaser to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred (as applicable) to it ; and ( ii ) the release and discharge of the assigning Purchaser from its obligations hereunder. ( c ) The Seller shall not Transfer, in whole or in part, any of its rights or obligations under this Agreement or the other Stream Documents without the prior written consent of the Purchaser ( d) This Agreement may not be assigned or transferred in whole or in part to any Sanctioned

0 70 L_LIVE_EMEA1 : 39919 l75v17 0 transfer with the prior written consent of the Seller ( such consent not to be unreasonably withheld or delayed). 12. Severability I f any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision . 13. Costs and Expenses Except as otherwise provided for in this Agreement and subject to the following sentence, all costs and expenses incurred by a Party shall be for its own account . The Seller shall pay to the Purchaser on demand all reasonable and documented costs and expenses of the Purchaser ( including, without limitation, all fees, expenses and disbursements of legal counsel) in connection with : ( i ) its due diligence investigations in connection with the transactions contemplated by this Agreement ; ( ii ) the preparation, negotiation, and completion of, this Agreement and the other Stream Documents and all instruments supplemental or ancillary thereto ; ( iii ) any actual or proposed amendment or modification thereof or any waiver under the Stream Documents, and all instruments supplemental or ancillary thereto, made at the request of the Seller ; and ( iv ) the registration, maintenance or discharge of any Security in any public record office, provided that the Purchaser shall use reasonable efforts to keep such costs and expenses to a minimum . 16 . 1 4 Overdue Payments Any payment or delivery not made by a Party on or by any applicable payment or delivery date referred to in this Agreement shall incur interest from the due date until such payment or delivery is paid or made in full at a per annum rate equal to 16 % from and after the due date, calculated and paid monthly in arrears and compounded monthly if unpaid . 1 6 . 1 5 Set - Off Any dollar amount or Refined Gold owing by a Party to any other Party under this Agreement may be set off against any dollar amount or Refined Gold owed to such Party by the other Party . Subject to Section 2 . 6 , any amount of Refined Gold set off and withheld against any non - payment by a Party shall be valued at the Gold Market Price as at two Business Days before the relevant Date of Delivery and shall result in a reduction in an amount of Refined Gold otherwise to be delivered by that number of ounces equal to the dollar amount set off divided by the Gold Market Price, as applicable, as at two Business Days before the relevant Date of Delivery . 1 6 . 1 6 Counterparts This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement . Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement .

[REMAINDER OF PAGE INTENTIONALLY BLANK] 71 L_LIVE_EMEA1:39919l 75v l 7 0

SIGNATURE PAGE TO 1'HE PURCHASE 1/ ND SALE AGREEMEN7' (GOLD) IN WI rNl::.SS WHEREOF the Parties have e11ecuted this Agreement as or the day and year fir.it written above: By: Name: Title: By: Name: Title: OM I" Fund II ( SO} Lit!., in iL capncity as Purchaser By · Nam c Titl c - c

EXECUTION VERSION

Deed of Amendment of

Purchase and Sale

Agreement (Gold)

between

OMF Fund II (SO) Ltd

as Purchaser

Blyvoor Gold Capital (Pty) Ltd

as Seller

Blyvoor Gold (Pty) Ltd

and

Blyvoor Gold Resources (Pty) Ltd

as Guarantors

and

Blyvoor Gold Operations (Pty) Ltd

as Blyvoor Operations

CONTENTS

1.	Definitions and Interpretation		2

	1.1	Definitions	2

	1.2	Construction and interpretation	2

	1.3	Stream Document	2

2.	Amendment		2

3.	Blyvoor Operations Confirmations		3

4.	Guarantees		4

5.	Existing Security		4

6.	Counterparts		4

7.	References		4

8.	Full Force and Effect		5

9.	Governing Law		5

10.	Disputes and Arbitration		5

i

THIS DEED is dated         1 April         2019 and made

BETWEEN:

(1)	OMF FUND II (SO) LTD., a corporation existing under the laws of the Cayman Islands (the “Purchaser”);

(2)	BLYVOOR GOLD CAPITAL (PTY) LTD, a company incorporated under the laws of the Republic of South Africa with registered number 2015/309783/07 whose registered office is at 9 5t” Street, Houghton Estate, Gauteng, 2198, South Africa (the “Seller”);

(3)	BLYVOOR GOLD (PTY) LTD, a company incorporated under the laws of the Republic of South Africa with registered number 2015/122164/07 whose registered office is at 9 5th Street, Houghton Estate, Gauteng, 2198, South Africa (“Blyvoor Gold”);

(4)	BLYVOOR GOLD RESOURCES (PTY) LTD, a company incorporated under the laws of the Republic of South Africa with registered number 2016/357084/07 whose registered office is at 9 5th Street, Houghton Estate, Gauteng, 2198, South Africa (“Blyvoor Resources”);

(each of Blyvoor Gold and Blyvoor Resources being a “Guarantor” and together the “Guarantors”); and

(5)	BLYVOOR GOLD OPERATIONS (PTY) LTD, a company registered in accordance with the laws of the Republic of South Africa under registration number 2015/252759/07 whose registered office is at 9 5” Street, Houghton Estate, Gauteng, 2198, South Africa (“Blyvoor Operations”),

each a “Party” and together the “Parties”

BACKGROUND:

(A)	The Purchaser and the Seller entered into a purchase and sale agreement dated 30 August 2018 (the “Stream Agreement”) under which the Seller agreed to sell Refined Gold to the Purchaser on the terms set out in that agreement.

(B)	The Guarantors have each entered into separate deeds of guarantee and indemnity in favour of the Purchaser dated 14 November 2018, guaranteeing the obligations of the Seller under the Stream Agreement (the “Guarantees”).

(C)	The Purchaser, the Seller, the Guarantors and Blyvoor Operations and the Subscriber (as defined in the Stream Agreement) each entered into a tailings direct agreement dated 14 November 2018 agreeing certain obligations in connection with the use, status and ownership of the Tailings Facilities (the “Tailings Direct Agreement”).

(D)	Pursuant to Section 3.2 of the Stream Agreement the Independent Engineer has carried out a review of the Tailings Facilities and produced a report in relation thereto (the “TSF Report”). The TSF Report has identified several actions required to be taken and issues to be addressed in relation to the Tailings Facilities.

(E)	Accordingly the Parties wish to enter into this Deed to make provision for the actions identified by the TSF Report to be carried out.

1.	Definitions and Interpretation

1.1	Definitions

(A)	Terms used in this Deed are used as defined in the Stream Agreement unless otherwise defined in this Deed.

(B)	In addition, unless the context otherwise requires, the following expressions have the following meanings:

“Amended Stream Agreement” means the Stream Agreement as amended by this Deed.

1.2	Construction and interpretation

This Deed shall be interpreted and construed in accordance with the provisions of Section 1.2 (Certain Rules of Interpretation) of the Amended Stream Agreement.

1.3	Stream Document

This Deed is a Stream Document.

2.	Amendment

2.1	The Stream Agreement is hereby amended with effect from the date of this Deed, as set out in this Clause 2.

2.2	The following new definitions are added to Section 1.1 (Definitions) of the Stream Agreement:

“TSF Report” means the Tailings Facilities review (including dam and storm water studies) carried out by the Independent Engineer pursuant to Section 3.2 (Conditions Precedent to the Prepayment Amount in Favour of the Purchaser) for which the final report was issued in December 2018 and titled “Blyvoor Gold No 6 Tailings Storage Facility Recommissioning potential report” (Report Number: TMS/BG/TSF6/02).

“TSF Report Recommendations” means the sixteen actions recommended to be carried out in respect of the Tailings Facilities as listed on page 24 of the TSF Report (and as more particularly detailed in the rest of the TSF Report).

2.3	A new Section 6.1(o) is added as follows:

“(o)	The Seller shall (and shall procure that Blyvoor Operations shall):

(i)	carry out and complete the TSF Report Recommendations as soon as reasonably practicable and in any event prior to commencement of mining operations in the Mining Areas;

(ii)	submit to the Purchaser a proposed scope of works, for the Purchaser’s approval, for the recalculation by an independent tailings dams specialist, acceptable to the Purchaser, of the factor of safety in relation to the Tailings Facility known as Facility No. 6 and identification of any actions required as a result of such recalculation; procure that the scope of works is carried out (once approved by the Purchaser), all as soon as reasonably practicable and in any event prior to commencement of mining operations in the Mining Areas; and thereafter carry out any recommendations of the independent tailings dams specialist arising from such scope of works as soon as reasonably practicable and in any event prior to the Completion Date; and

(iii)	submit to the Purchaser a proposed scope of works, for the Purchaser’s approval, for formally mandating an independent environmental consulting firm and/or independent tailings dams specialist, acceptable to the Purchaser, to conduct a technical and legal review of the process, timing, cost and steps for re-lining with material the return water dam of the Tailings Facility known as Facility No. 6 and identify any actions required as a result of such review; procure that such scope of work is carried out (once approved by the Purchaser), all as soon as reasonably practicable and in any event prior to commencement of mining operations in the Mining Areas; and thereafter carry out any recommendations of the independent environmental consulting firm and/or independent tailings dams specialist arising from such review as soon as reasonably practicable, in each case to the satisfaction of the Purchaser, and in all material respects in accordance with the Mine Plan, Applicable Laws, Project Authorizations, Material Contracts, the Equator Principles, the IFC Standards, and Good Industry Practice, including the EA.”

3.	Blyvoor Operations Confirmations

Without prejudice to its obligations under the Tailings Access Agreement and the Tailings Direct Agreement, Blyvoor Operations:

(A)	acknowledges the findings of the TSF Report and the need to carry out and complete the TSF Report Recommendations and other actions identified in Section 6.1(o) of the Amended Stream Agreement; and

(B)	undertakes to provide all co-operation and assistance required by the Seller to perform its obligations under Section 6.1(o) of the Amended Stream Agreement, and to carry out and complete such other actions as are required in order to enable the Seller to comply with its obligations under Section 6.1(o) of the Amended Stream Agreement.

(C)	acknowledges and agrees that:

(1)	the cost of actions 2, 7, 8, 10, 15 and 16 of the TSF Report Recommendations and the actions referred to in Section 6.1(o)(ii) and Section 6.1(o)(iii) of the Stream Agreement shall be borne by the Seller;

(2)	the cost of actions 1, 3, 4, 5, 6, 9, 11, 12, 13 and 14 of the TSF Report Recommendations shall be for the account of Blyvoor Operations but funded by the Seller, with the amount of all such funding being treated as a deemed interest free loan from the Seller to Blyvoor Operations. The loan will be repayable on demand in the event of a Change of Control of Blyvoor Operations or an Insolvency Event (as defined in Schedule D to the Stream Agreement) in respect of Blyvoor Operations; and

(3)	any purchase price paid by the Seller to Blyvoor Operations on a transfer of the Tailings Facilities, the Tailings Property and Blyvoor Operations’ rights to use and enjoyment of the benefit of the Tailings Usufruct to the Seller shall be reduced by the amount of any capital expenditure by the Seller on the Tailings Facilities as referred to in clause 3(C)(1) above, and by the amount of the loan referred to in clause 3(C)(2) above (and such loan will thereby be treated as repaid and extinguished);

4.	Guarantees

Each Guarantor:

(A)	confirms its acceptance of the Amended Stream Agreement; and

(B)	confirms that its Guarantee:

(1)	continues in full force and effect on the terms of the Amended Stream Agreement; and

(2)	extends to the obligations of the Seller under the Amended Stream Agreement.

5.	Existing Security

The Seller and each Guarantor confirms, acknowledges and agrees that:

(A)	any Security created by it under the Security Documents extends to the obligations of the Seller under the Amended Stream Agreement subject to any limitations set out in the Security Documents; and

(B)	each Security Document:

(1)	ranks as a continuing security for the payment and discharge of the Stream Obligations including all present and future monies, obligations and liabilities owed by the Seller or the Guarantors to the Purchaser, whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity, under or in connection with the Amended Stream Agreement; and

(2)	shall continue in full force and effect in all respects and each Security Document and this Deed shall be read and construed together.

6.	Counterparts

(A)	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(B)	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

7.	References

As from the date of this Deed, references in the Stream Agreement or any other Stream Document to “this Agreement” or the “Stream Agreement” (as applicable) shall refer to the Amended Stream Agreement, whether or not reference is made to this Deed.

8.	Full Force and Effect

Save as amended hereunder, the Stream Agreement and the other Stream Documents remain in full force and effect.

9.	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law and this Deed shall be construed in accordance with English law.

10.	Disputes and Arbitration

The provisions of Section 16.1 (Disputes and Arbitration) of the Amended Stream Agreement are hereby incorporated and shall apply to this Deed as if set out in full herein.

IN WITNESS of which this Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

SIGNATURES

EXECUTED AS A DEED for and on behalf of		)
Blyvoor Gold Capital (Pty) Ltd		)
)
by	Alan Smith	)
	Please print name of signatory	)
)
a person who, in accordance with the laws of its jurisdiction of incorporation,		) )	Signature
is acting under the authority of that company

EXECUTED AS A DEED for and on behalf of		)
Blyvoor Gold (Pty) Ltd		)
)
by	Richard Floyd	)
	Please print name of signatory	)
)
a person who, in accordance with the laws of its jurisdiction of incorporation,		) )	Signature
is acting under the authority of that company

EXECUTED AS A DEED for and on behalf of		)
Blyvoor Gold Resources (Pty) Ltd		)
)
by	Richard Floyd	)
	Please print name of signatory	)
)
a person who, in accordance with the laws of its jurisdiction of incorporation,		) )	Signature
is acting under the authority of that company

EXECUTED AS A DEED for and on behalf of		)
Blyvoor Gold Operations (Pty) Ltd		)
)
by	Alan Smith	)
	Please print name of signatory	)
)
a person who, in accordance with the laws of its jurisdiction of incorporation,		) )	Signature
is acting under the authority of that company

EXECUTED AS A DEED for and on behalf of OMF Fund II (SO) Ltd

by	Garth Ebanks
Please print name of signatory

Signature

Director
Title

EXECUTION VERSION Deed of amendment of Purchase and Sale Agreement (Gold) among Nomad Royalty Company Ltd. as Purchaser Blyvoor Gold Capital (Pty) Ltd as Seller Blyvoor Gold (Pty) Ltd and Blyvoor Gold Resources (Pty) Ltd as Guarantors

Table of Contents 1. DEFINITIONS AND INTERPRETATION 3 1.1 Definitions 3 1.2 Construction and Interpretation 3 1.3 Stream Document. 3 2. AMENDMENTS 3 3. GUARANTEES4 4. EXISTING SECURITY5 5. COUNTERPARTS 5 6. REFERENCES 5 7. FULL FORCE AND EFFECT 5 8. GOVERNING LAW5 9. DISPUTES AND ARBITRATION 6

This Deed is dated 11 August, 2022 and made Among: (1) NOMAD ROYALTY COMPANY LTD., a corporation existing under the laws of Canada (the “Purchaser”), whose registered office is at 1275 Av. des Canadiens-de-Montreal, Suite 500, Montreal, Quebec, Canada H3B OG4; (2) BLYVOOR GOLD CAPITAL (PTY) LTD, a company incorporated under the laws of the Republic of South Africa with registered number 2015/309783/07 whose registered office h is at 9 51
Street, Houghton Estate, Gauteng, 2198, South Africa (the “Seller”);

(3) BLYVOOR GOLD (PTY) LTD, a company incorporated under the laws of the Republic of South Africa with registered number 2015/122164/07 whose registered office is at

h

9 51 Street, Houghton Estate, Gauteng, 2198, South Africa (“Biyvoor Gold”); (4) BLYVOOR GOLD RESOURCES (PTY) LTD, a company incorporated under the laws of the Republic of South Africa with registered number 2016/357084/07 whose registered

h

office is at 9 51 Resources”); and
Street, Houghton Estate, Gauteng, 2198, South Africa (“Biyvoor

(each of Blyvoor Gold and Blyvoor Resources being a “Guarantor” and together the “Guarantors”), each a “Party” and together the “Parties” BACKGROUND: (A) OMF Fund II (SO) Ltd. (“OMF”), as purchaser, and the Seller entered into a purchase and sale agreement dated 30 August 2018 (the “Stream Agreement”) under which the Seller agreed to sell Refined Gold to the Purchaser on the terms set out in that agreement. (B) OMF, the Seller, the Guarantors and Blyvoor Gold Operations (Pty) Ltd entered into a Deed of amendment of purchase and sale agreement (Gold) dated 1 April 2019 (the “First Amendment Deed”). (C) The Guarantors have each entered into separate Deeds of guarantee and indemnity in favour of the Purchaser dated 14 November 2018, guaranteeing the obligations of the Seller under the Stream Agreement (the “Guarantees”). (D) On 12 May 2020, the Seller, OMF and OMF Fund II (0) Ltd. entered into a novation agreement pursuant to which OMF transferred all of its rights and obligations under the Offtake Agreement (as such term is defined in the Stream Agreement) to OMF Fund II (0) Ltd., and pursuant to which OMF Fund II (0) Ltd. agreed to perform the Offtake Agreement and to be bound by its terms in every way as if OMF Fund II (0) Ltd. was the original party to the Offtake Agreement in place of OMF. (E) On 11 August 2020, OMF was continued as a corporation under the Canada Business Corporations Act.

(F) On 1 January 2022, the Purchaser merged with OMF, which was a wholly-owned subsidiary of the Purchaser. (G) The Purchaser entered an arrangement agreement dated May 1, 2022 (the “Arrangement Agreement”) with Sandstorm Gold Ltd. (“Sandstorm”), pursuant to which Sandstorm will acquire all of the issued and outstanding common shares of Purchaser (the “Transaction”), which will be effected by way of a court-approved plan of arrangement under the Canada Business Corporations Act (the “Arrangement”). (H) The Parties now wish to enter into this Deed to amend Article 7 of the Stream Agreement. 1. Definitions and interpretation 1.1 Definitions (A) Terms used in this Deed are used as defined in the Stream Agreement unless otherwise defined in this Deed. (B) In addition, unless the context otherwise requires, the following expressions have the following meanings: “Amended Stream Agreement” means the Stream Agreement as amended by the First Amendment Deed and by this Deed. 1.2 Construction and Interpretation This Deed shall be interpreted and construed in accordance with the prov1s1ons of section 1.2 (Certain Rules of Interpretation) of the Amended Stream Agreement. 1.3 Stream Document This Deed is a Stream Document. 2. Amendments 2.1 The Stream Agreement is hereby amended with effect from the effective date of the Arrangement, as set out in this clause 2. 2.2 The definition of Liquidity Event in Section 1.1 of the Stream Agreement is hereby deleted entirely and replaced with the following text: “Liquidity Event” means actions taken by Blyvoor Resources, its Affiliates or its shareholders to: (i) achieve a Listing of Blyvoor Resources; or (ii) undertake a competitive sale process (whether or not in parallel with the Listing process) to implement the sale of all of the shareholders’ shares or a sale of all or the greater part of the assets or undertaking of Blyvoor Resources to a bona fide third party. 2.3 The following definition is added to the Section 1.1 of the Stream Agreement:

“Listing”.means: (i) a successful application being made for the admission of the issued ordinary no par value shares or any other category of shares of Blyvoor Resources to trading on the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange, the Toronto Stock Exchange or the New York Stock Exchange (or such other recognised stock exchange as is agreed to in writing by all of the shareholders of Blyvoor Resources); or (ii) the grant of permission to deal in the issued Shares of the Company on the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange, the Toronto Stock Exchange or the New York Stock Exchange (or such other recognised stock exchange as is agreed to in writing by all of the shareholders of Blyvoor Resources), in each case, that results in a listing of such class of securities on a public securities market, whether effected by way of a new issue of shares, an introduction, a placing, a reverse take-over or otherwise, that (i) satisfies the minimum liquidity requirements pertaining to shares held by the public of the relevant exchanges or markets and (ii) has sufficient liquidity and a sufficient level of daily volume such that any shareholder of Blyvoor Resources could reasonably sell its Shares at the then prevailing market price within 4 (four) months of such listing;” 2.4 The first sentence of section 7.1 of the Stream Agreement is hereby deleted entirely and replaced with the following text “The Seller shall not permit, and shall ensure that no other Person shall:”. 2.5 The first sentence of section 7.2 of the Stream Agreement is hereby deleted and replaced with the following text “Section 7.1 shall not prohibit a Listing of 81yvoor Resources. Section 7. 1 shall not prohibit any other Transfer (in whole or in part) or Change of Control of the Seller or 81yvoor Resources if’. 2.6 The text “(as defined in the Shareholders Agreement)” following the word “Listing” in Section 9.1(b) and Section 9.6(b) of the Stream Agreement is hereby deleted. 2.7 Section 11.1(w) of the Stream Agreement is hereby deleted and replaced with the following text “the Completion Date has not occurred on or before 30 September 2023”. 2.8 The date “30 June 2022” as it appears in section 11.1(x) of the Stream Agreement is hereby amended and extended to “31 December 2022”. 3. Guarantees Each Guarantor: (A) confirms its acceptance of the Amended Stream Agreement; and (B) confirms that its Guarantee:

(1) continues in full force and effect on the terms of the Amended Stream Agreement; and (2) extends to the obligations of the Seller under the Amended Stream Agreement. 4. Existing Security The Seller and each Guarantor confirms, acknowledges and agrees that: (A) any Security created by it under the Security Documents extends to the obligations of the Seller under the Amended Stream Agreement subject to any limitations set out in the Security Documents; and (B) each Security Document: (1) ranks as a continuing security for the payment and discharge of the Stream Obligations including all present and future monies, obligations and liabilities owed by the Seller or the Guarantors to the Purchaser, whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity, under or in connection with the Amended Stream Agreement; and (2) shall continue in full force and effect in all respects and each Security Document and this Deed shall be read and construed together. 5. Counterparts (A) This Deed may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. (B) Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument. 6. References As from the date of this Deed, references in the Stream Agreement or any other Stream Document to “this Agreement” or the “Stream Agreement” (as applicable) shall refer to the Amended Stream Agreement, whether or not reference is made to this Deed. 7. Full Force and Effect Save as amended hereunder, the Stream Agreement and the other Stream Documents remain in full force and effect. 8. Governing Law This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law and this Deed shall be construed in accordance with English law.

9. Disputes and Arbitration The provisions of Section 16.1 (Disputes and Arbitration) of the Amended Stream Agreement are hereby incorporated and shall apply to this Deed as if set out in full herein. IN WITNESS of which this Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed. EXECUTED AAD for and on behalf of Blyvoor Gold (Pty) Ltd _ k.-

By: ...E....Eio.Y...()
------------------------ L_----= ----------------------------·

Please print name of signatory Signature a person who, in accordance with the laws of its jurisdiction of incorporation, is acting under the authority of that company EXECUTED AS A DEED for and on behalf of Blyvoor Gold Capital (Pty) Ltd By: ....!t..:... -- --f..tf.J..rrf........................... Please print name of signatory a person who, in accordance with the laws of its jurisdiction of incorporation, is acting under the authority of that company EXECUTED AS A DEED for and on behalf of Blyvoor Gold Resources (Pty) Ltd By: ....B...:.G._. $ N ! !li_ _ Please print name of signatory Signature a person who, in accordance with the laws of its jurisdiction of incorporation, is acting under the authority of that company

EXECUTED AS A DEED for and on behalf of Nomad Royalty Company Ltd. By: Joseph de Ia Plante, Chief Investment Officer Please print name of signatory a person who, in accordance with the laws of its jurisdiction of incorporation, is acting under the authority of that company
-----;---- d_ --- --------------------------------- Sig -;-’C